UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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COGNEX CORPORATION
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COGNEX CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 3, 2023

To our Shareholders:

The 2023 Annual Meeting of Shareholders of COGNEX CORPORATION will be held at 9:00 a.m. local time on Wednesday, May 3, 2023, at Cognex’s headquarters located at One Vision Drive, Natick, Massachusetts 01760, for the following purposes:

1.	To elect two Directors to serve for a term of three years and one Director to serve for a term of two years, all as more fully described in this proxy statement;

2	To approve the Cognex Corporation 2023 Stock Option and Incentive Plan;

3.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2023;

4.	To cast a non-binding advisory vote to approve executive compensation (“say-on-pay”); and

5.	To cast a non-binding advisory vote on the frequency of “say-on-pay” votes.

In addition, we will consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed the close of business on March 6, 2023 as the record date for the meeting. All shareholders of record on that date are entitled to receive notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET, OR BY COMPLETING AND RETURNING A PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY, OR YOU MAY WITHDRAW YOUR PROXY AT THE MEETING AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors,

Mark T. Fennell, Secretary

Natick, Massachusetts

March 17, 2023

Important

Please note that due to security procedures, you may be required to show a form of picture identification to gain access to our headquarters. Please contact the Cognex Department of Investor Relations at (508) 650-3000 if you plan to attend the meeting.

COGNEX CORPORATION

PROXY STATEMENT

INFORMATION ABOUT THE MEETING AND VOTING PROCEDURES

General

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Cognex Corporation (“Cognex” or the “company”) for use at the 2023 Annual Meeting of Shareholders to be held at 9:00 a.m. local time on Wednesday, May 3, 2023, at our headquarters located at One Vision Drive, Natick, Massachusetts 01760, and at any adjournments or postponements of that meeting. Our telephone number is (508) 650-3000. At this meeting, shareholders will consider and vote on the following proposals:

1.	To elect two Directors to serve for a term of three years and one Director to serve for a term of two years, all as more fully described in this proxy statement;

2.	To approve the Cognex Corporation 2023 Stock Option and Incentive Plan;

3.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2023;

4.	To cast a non-binding advisory vote to approve executive compensation (“say-on-pay”); and

5.	To cast a non-binding advisory vote on the frequency of “say-on-pay” votes.

The Board of Directors (the “Board”) recommends that you vote your shares “FOR” each of proposals 1, 2, 3 and 4 and a frequency of “every year” (box “1 YEAR” on the proxy card) for proposal 5. The Board knows of no other matters to be presented at this meeting.

This proxy statement is first being made available to our shareholders on or about March 17, 2023.

Voting Rights and Quorum

Shareholders of record at the close of business on March 6, 2023 (the “Record Date”) are entitled to receive notice of and to vote at the meeting. As of the close of business on the Record Date, there were 172,724,174 shares of our common stock outstanding and entitled to vote. Each outstanding share of our common stock entitles the record holder to one vote. Shareholders have no right to cumulative voting as to any matter. Our common stock is listed and trades on the NASDAQ Global Select Market.

The holders of a majority of our common stock outstanding on the Record Date are required to be present in person or be represented by proxy at the meeting to constitute a quorum for the transaction of business. Therefore, a quorum will be present if 86,362,088 shares of our common stock are present in person or represented by executed proxies timely received by us at the meeting. Following the determination of a quorum, the vote required for approval of the matters to be considered at the meeting is as follows:

•	Nominees for Director will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. An incumbent director who does not receive more votes “for”

than “against” his or her election will promptly offer to tender his or her resignation. The resignation would be considered by the Nominating, Governance and Sustainability Committee and acted upon by our Board of Directors (without participation by the incumbent Director who tendered his or her resignation) within 90 days of the election. Thereafter, the Board will promptly disclose its decision whether to accept the Director’s resignation in a Current Report on Form 8-K furnished to the U.S. Securities and Exchange Commission (the “SEC”).

•	Other matters presented at the meeting require the affirmative vote of a majority of votes cast on the matter.

Treatment of Abstentions and Broker Non-Votes

We will count both abstentions and broker “non-votes” as present for the purpose of determining the existence of a quorum for the transaction of business. For the purpose of determining the number of shares voting on a particular proposal, we will not count abstentions and broker “non-votes” as votes cast or shares voting. As a result, abstentions and broker non-votes, if any, will have no effect on the voting results for any of the proposals to be presented at the meeting.

If you are a beneficial owner of shares held in a brokerage account and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange, which are also applicable to NASDAQ-listed companies, brokers, banks and other securities intermediaries that are subject to New York Stock Exchange rules may use their discretion to vote your “uninstructed” shares on matters considered to be “routine” under New York Stock Exchange rules but not with respect to “non-routine” matters. A broker non-vote occurs when a broker, bank or other agent has not received voting instructions from the beneficial owner of the shares and the broker, bank or other agent cannot vote the shares because the matter is considered “non-routine” under New York Stock Exchange rules. Proposals 1, 2, 4 and 5 are considered to be “non-routine” under New York Stock Exchange rules such that your broker, bank or other agent may not vote your shares on those proposals in the absence of your voting instructions. Conversely, proposal 3 is considered to be “routine” under New York Stock Exchange rules and, thus, if you do not return voting instructions to your broker, your shares may be voted by your broker in its discretion on proposal 3.

Voting Your Shares

If you received a paper copy of the proxy materials, you may vote your shares by submitting the proxy card accompanying the material for use at the meeting. Please complete, date, sign and submit the proxy card as instructed on the card. You may also vote your shares by telephone or via the Internet by following the instructions included on the proxy card or on the Notice of Internet Availability of Proxy Materials. The Internet and telephone voting facilities for shareholders of record will close at 1:00 a.m. Eastern time on May 3, 2023. If you are a shareholder who holds shares through a broker, bank or other similar organization (that is, in “street name”), please refer to the instructions from the broker, bank or other organization holding your shares.

The Board recommends an affirmative vote (1) “FOR” the election of the three Director nominees, (2) “FOR” proposals 2, 3, and 4, and (3) a frequency of “every year” (box “1 YEAR” on the proxy card”) for proposal 5, each as described in the notice for the meeting. Proxies will be voted as specified. If your proxy is properly submitted, it will be voted in the manner that you direct. If you do not specify instructions with respect to any particular matter to be acted upon at the meeting, proxies will be voted in favor of the Board of Directors’ recommendations as set forth in this proxy statement.

You may revoke your proxy at any time before your proxy is voted at the meeting by:

•	Giving written notice of revocation of your proxy to the Secretary of Cognex;

•	Completing and submitting a new proxy card relating to the same shares and bearing a later date;

•	Properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; or

•	Voting in person at the meeting, although meeting attendance will not, by itself, revoke a proxy.

If a broker, bank or other similar organization holds your shares, you must contact them in order to find out how to revoke or change your vote.

Expense of Solicitation

The cost of this solicitation will be borne by Cognex. It is expected that the solicitation will be made primarily by delivery of these materials, but regular employees or representatives of Cognex (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, email, fax and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals at our expense.

How to Obtain an Annual Report on Form 10-K

Our Annual Report on Form 10-K, including the financial statements and schedules to such report, required to be filed with the SEC for our most recent fiscal year is available on our website at www.cognex.com under “Company—Investor Information—Financial Reports—SEC Filings.” Shareholders can send a written request to Investor Relations at Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760 or by email at IR@cognex.com and we will provide a printed copy to such person without charge.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may send only one copy of our proxy statement and annual report to multiple shareholders in the same household unless contrary instructions were received. To obtain a copy of either document, please contact Cognex Investor Relations at the mailing address or email address noted above. To receive a copy of either document in the future, or if you are receiving multiple copies and want to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above mailing or email address.

Investor Contact

If you have any questions about the meeting or your ownership of our common stock, please contact Cognex Investor Relations at the above mailing or email address.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table shows as of the Record Date, any person who is known by us to be the beneficial owner of more than five percent of our common stock. For purposes of this proxy statement, beneficial ownership is defined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, agreement, understanding, relationship or otherwise has or shares the power to vote such security or to dispose of such security.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class (1)
BlackRock, Inc. (and affiliates) 55 East 52nd Street New York, NY 10055	17,119,328	(2)	9.9%
The Vanguard Group, Inc. (and affiliates) 100 Vanguard Blvd. Malvern, PA 19355	16,096,871	(3)	9.3%
The Bank of New York Mellon Corporation (and affiliates) 240 Greenwich Street New York, NY 10286	11,478,797	(4)	6.6%

(1)	Percentages are calculated on the basis of 172,724,174 shares of our common stock outstanding as of March 6, 2023.
(2)

Information regarding BlackRock, Inc. is based solely upon a Schedule 13G/A filed by BlackRock with the SEC on January 24, 2023, which indicates that BlackRock held sole voting power over 16,166,310 shares and sole dispositive power over 17,119,328 shares.

(3)

Information regarding The Vanguard Group, Inc. is based solely upon a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2023, which indicates that The Vanguard Group held shared voting power over 114,445 shares, sole dispositive power over 15,847,205 shares and shared dispositive power over 249,666 shares.

(4)

Information regarding The Bank of New York Mellon Corporation is based solely upon a Schedule 13G/A filed by The Bank of New York Mellon Corporation with the SEC on January 27, 2023, which indicates that: The Bank of New York Mellon Corporation held sole voting power over 8,496,868 shares, shared voting power over 1,450 shares, sole dispositive power over 9,203,428 shares and shared dispositive power over 1,929,005 shares; each of BNY Mellon IHC, LLC and MBC Investments Corporation held sole voting power over 7,745,560 shares, sole dispositive power over 8,407,949 shares and shared dispositive power over 1,915,313 shares; and each of BNY Mellon Investment Management (Jersey) Limited, BNY Mellon Investment Management Europe Holdings limited, BNY Melon International Asset Management Group Limited, BNY Mellon International Asset Management (Holdings) Limited, and Walter Scott and Partners Limited held sole voting power over 6,823,280 shares, sole dispositive power over 7,275,668 shares and shared dispositive power over 1,875,010 shares.

Security Ownership of Directors and Executive Officers

The following information is furnished as of the Record Date, with respect to our common stock beneficially owned within the meaning of Rule 13d-3 of the Exchange Act by each of our Directors, each Director nominee, each of the “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K) and by all of our Directors and executive officers as a group. Unless otherwise indicated, the individuals named held sole voting and investment power over the shares listed below. The address for each individual is c/o Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760.

Name	Amount and Nature of Beneficial Ownership of Common Stock (1)(2)		Percent of Class (3)
Robert J. Willett	616,363			*
Anthony Sun	461,236	(4)		*
Sheila M. DiPalma	214,479			*
Carl W. Gerst III	156,649			*
Joerg Kuechen	145,135			*
Patrick A. Alias	112,968			*
Paul D. Todgham	71,532			*
Theodor Krantz	47,900			*
Dianne M. Parrotte	34,974			*
Sachin Lawande	2,374			*
Marjorie T. Sennett	963			*
John T.C. Lee	—			*
Angelos Papadimitriou	—			*
All Directors and Executive Officers as a group (13 persons)	1,869,548	(5)	1.1%

*	Less than 1%
(1)

Includes the following shares, which the specified individual has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 6, 2023: Mr. Willett, 608,460 shares; Mr. Sun (by Sun Management Associates, LLC, a California limited liability company), 151,600 shares; Ms. DiPalma, 213,465 shares; Mr. Gerst, 154,944 shares; Mr. Kuechen, 142,201 shares; Mr. Alias, 112,968 shares; Mr. Todgham, 45,469 shares; Mr. Krantz, 12,400 shares; Dr. Parrotte, 29,600 shares; Mr. Lawande, 0 shares; Ms. Sennett, 0 shares; Dr. Lee, 0 shares; and Mr. Papadimitriou, 0 shares.

(2)	Includes shares issuable to the specified individual upon settlement of restricted stock units (“RSUs”) that are expected to vest within 60 days of March 6, 2023: Mr. Todgham, 11,666 shares.
(3)

Percentages are calculated on the basis of 172,724,174 shares of our common stock outstanding as of March 6, 2023. The total number of shares outstanding used in this calculation assumes that the currently exercisable options or options which become exercisable within 60 days of March 6, 2023, as well as shares issuable upon settlement of RSUs that are expected to vest within 60 days of March 6, 2023, held by the specified person are exercised or vest, as applicable. Such number of shares outstanding does not include the number of shares of our common stock underlying options or RSUs held by any other person.

(4)

Includes 608 shares of common stock and 151,600 options held by Sun Management Associates, LLC, a California limited liability company, of which Mr. Sun is a member. Mr. Sun has disclaimed beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(5)

Includes 1,471,107 shares which certain Directors and executive officers have the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 6, 2023, and 11,666 shares issuable upon the settlement of RSUs that vest into shares of common stock within 60 days of March 6, 2023.

DELINQUENT SECTION 16(a) BENEFICIAL OWNERSHIP REPORTS

Section 16(a) of the Exchange Act requires our executive officers and Directors and persons owning more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the SEC. Our executive officers, Directors and greater than 10% holders of our common stock are required by SEC regulations to furnish us with copies of all forms they file with the SEC under Section 16(a).

On March 17, 2022, Mr. Krantz sold 608 shares of Cognex common stock for $70.051 per share, but a corresponding Form 4 was not filed. Therefore, Mr. Krantz filed a Form 5 on February 3, 2023 disclosing the transaction in compliance with Section 16(a). On June 3, 2022, Mr. Sun transferred 608 shares of Cognex common stock to Sun Management Associates, LLC, a California limited liability company, of which Mr. Sun is a member. A corresponding Form 5 was filed on February 28, 2023 disclosing the transfer. With the exception of these two transactions, based solely on copies of such forms furnished to us as provided above, we believe that during fiscal year 2022, our executive officers, Directors and owners of greater than 10% of our common stock complied with the applicable Section 16(a) filing requirements.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to our Board of Directors and our employees, including our named executive officers. Predating this code are our company’s ten corporate values, which include “integrity” and are the basis for ensuring that we maintain the highest ethical standards in all that we do. Copies of our company’s Code of Business Conduct and Ethics are available on our website at www.cognex.com under “Company—Investor Information—ESG—Governance Documents” and our ten corporate values are available under “Company—Investor Information—ESG—ESG Overview.” We intend to disclose on our website any amendment to, or waiver of, any provision of this code applicable to our directors and named executive officers that would otherwise be required to be disclosed under the rules of the SEC or The NASDAQ Stock Market LLC (“Nasdaq”).

Director Independence

Our Board of Directors has determined that the Director nominees and other incumbent Directors are “independent” as such term is defined in the applicable listing standards of Nasdaq, except for Robert J. Willett, who is an executive officer of Cognex, and Patrick A. Alias, who is a non-executive employee of Cognex. As disclosed in a Form 8-K filed on February 16, 2023, Mr. Alias informed the company of his decision to retire from the Board effective May 3, 2023, upon completion of his current term as a Director.

Board Leadership Structure

The positions of Chief Executive Officer and Chairman of the Board of Directors were separated in March 2011. At that time, Mr. Willett was promoted to become our Chief Executive Officer. Anthony Sun was appointed Chairman of the Board of Directors in May 2021. Mr. Sun provides an independent voice on the Board in addition to his deep knowledge of Cognex acquired through his tenure on our Board. Mr. Sun continues to lead executive sessions of the independent Directors, which occur regularly. Our Board believes that this leadership structure (specifically, maintaining the separation of the CEO and Chairman roles), promotes the proper balance of leadership and direction for the Board and management that assists the Board in the administration of its risk oversight responsibilities.

The Board’s Role in Risk Oversight

The role of our Board of Directors in our company’s risk oversight process includes receiving regular reports from management on areas of material risk to our company, including operational, financial, legal, regulatory, strategic and reputational risks, and reviewing the outputs of our company’s “Enterprise Risk Management” program. The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within our company so that it can understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chairman of the relevant committee reports on the discussion to the full Board. This enables the Board and its committees to coordinate the risk oversight role. Our Board of Directors also administers its risk oversight function through the required approval by the Board (or a committee of the Board) of significant transactions and other material decisions, and regular periodic reports from our company’s independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to our cybersecurity, internal controls and financial reporting. As part of its charter, the Audit Committee discusses with management and our independent registered public accounting firm significant risks and exposures and the steps management has taken to minimize those risks. The Audit Committee also receives regular reports from the company’s Information Technology Department on known cybersecurity threats, investments to mitigate the effects of cybersecurity events and company protocols should a cybersecurity incident ever become material.

Policy on Pledging, Hedging and Trading of Cognex Stock

Our insider trading policy governs the timing and type of transactions in Cognex stock by our Board of Directors and certain Cognex employees who have regular access to material non-public information, including our executive officers (collectively, “Insiders”). For example, Insiders are prohibited from trading in Cognex securities during “quiet periods” designated by the company’s Chief Financial Officer. Among other provisions, the policy:

•	prohibits our Directors and any Cognex employee, including our executive officers, from engaging in short sales of Cognex stock (with violators subject to immediate termination);

•

prohibits our Directors and executive officers from trading in exchange-traded options for Cognex stock or any other derivative security designed to hedge or offset risk of a decline in the market value of Cognex stock; and

•	prohibits our Directors and executive officers from pledging Cognex stock as collateral for a loan without the approval of the Compensation/Stock Option Committee of the Board of Directors.

Communications to Directors

Shareholders who wish to communicate with our Board of Directors or with a particular Director may send a letter to the Secretary of Cognex Corporation at One Vision Drive, Natick, Massachusetts 01760. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” The letter should clearly state whether the intended recipients are all members of our Board or certain specified individual Directors. The Secretary will make copies of all letters and circulate them to the appropriate Director(s).

Board Meetings, Committees and Attendance

Our Board of Directors held five meetings during 2022. During 2022, each Director attended at least 75% of the total number of meetings of the Board of Directors held during the period the Director served on the Board and meetings of the committees on which such Director served during the period the Director served on the Board. Our Directors are strongly encouraged to attend the annual meeting of shareholders or any special meeting in lieu of the annual meeting; however, we do not have a formal policy with respect to attendance at that meeting. All of our Directors then-elected attended the 2022 Annual Meeting of Shareholders held on May 4, 2022.

The Board has three standing committees: the Compensation/Stock Option Committee, the Audit Committee and the Nominating, Governance and Sustainability Committee. Each committee acts according to a written charter approved by the Board. The charters are available on our website at www.cognex.com under “Company—Investor Information—ESG—Governance Documents.” Each Director who served on a Board committee during 2022 was “independent” as such term is defined in the applicable listing standards of Nasdaq and SEC rules. The agenda for committee meetings is determined by its Chairman in consultation with the other members of the committee and management. The Chairman reports the actions and determinations of the committee to the full Board on a regular basis.

The following table provides current committee membership information for each of the Board committees:

Name	Compensation/ Stock Option	Audit	Nominating, Governance and Sustainability
Theodor Krantz	*	*
Sachin Lawande		X	X
John T.C. Lee	X	X
Angelos Papadimitriou		X
Dianne M. Parrotte	X		X
Marjorie T. Sennett		X
Anthony Sun	X		*

*	Committee Chairman
X	Committee Member

Compensation/Stock Option Committee

In accordance with its written charter, the Compensation/Stock Option Committee:

•

Discharges the Board’s responsibilities relating to the compensation of Cognex’s executives, including the determination of the compensation of our Chief Executive Officer and other executive officers;

•	Oversees our overall compensation structure, policies and programs;

•	Administers our stock option and other equity-based plans;

•	Periodically reviews the level of equity ownership of our named executive officers and directors to determine compliance with our Stock Ownership Guidelines; and

•	Reviews and makes recommendations to the Board regarding the compensation of our Directors.

Since 2020, the Compensation/Stock Option Committee has engaged the independent compensation consulting services of Pay Governance LLC (“Pay Governance”), an independent compensation consultant. Pay Governance reports directly to the Compensation/Stock Option Committee and assists it in evaluating and designing our executive and Director compensation programs and policies. During 2022, Pay Governance reviewed and provided market information and analysis regarding the competitiveness of our executive and Director compensation program design, including the proposed 2023 Stock Option and Incentive Plan, and our award values in relationship to our performance and peer group. Additionally, Pay Governance provided market data and regulatory updates as well as governance best practices. Pay Governance attends committee meetings, as requested, and communicates with the chairman of the Compensation/Stock Option Committee and our

Executive Vice President of Employee Services between meetings; however, the Compensation/Stock Option Committee makes all of our executive compensation decisions. Pay Governance is retained only by the Compensation/Stock Option Committee and does not provide any other consulting services to the company. Additional information about the Compensation/Stock Option Committee’s role in setting executive compensation and the services Pay Governance performed for the Compensation/Stock Option Committee in 2022 is described in our “Compensation Discussion and Analysis” section below.

The Compensation/Stock Option Committee regularly reviews the services provided by Pay Governance and believes that Pay Governance is independent in providing compensation consulting services. The Compensation/Stock Option Committee conducted a specific review of its relationship with Pay Governance in 2022, and determined that Pay Governance’s work for the committee did not raise any conflicts of interest, consistent with the regulations adopted by the SEC and Nasdaq. In addition, Pay Governance delivered a letter to the Compensation/Stock Option Committee certifying to its independence in accordance with the independence standards of the SEC and Nasdaq.

Our Chief Executive Officer, other Cognex executives, and the Cognex Employee Services Department also support the Compensation/Stock Option Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding Cognex’s compensation programs. In addition, our Chief Executive Officer makes recommendations to the Compensation/Stock Option Committee on an annual basis regarding salary increases, potential bonuses, and equity-based awards for each of our other executive officers. Our Chief Executive Officer is not present during voting or deliberations concerning his compensation. Our Chief Executive Officer has also been delegated the authority to approve stock options, restricted stock unit awards and other equity-based awards to non-executive employees of Cognex not to exceed 80,000 shares to any one individual in the aggregate per calendar year.

The Compensation/Stock Option Committee has sole authority under its charter to retain, approve fees for, determine the scope of the assignment of, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation/Stock Option Committee utilizes independent third-party benchmarking surveys acquired by Cognex and, as described above, may retain compensation consultants from time to time.

Committee meetings are regularly attended by our Executive Vice President of Employee Services, Sheila DiPalma, except when her compensation is being discussed, and may also include other executives at the invitation of the Compensation/Stock Option Committee. The Compensation/Stock Option Committee also meets in executive session as appropriate. The Compensation/Stock Option Committee met three times in 2022.

The full Board determines the compensation of our Directors, after considering any recommendations of the Compensation/Stock Option Committee.

Further information regarding the processes and procedures of the Compensation/Stock Option Committee for establishing and overseeing our executive compensation programs is provided under the heading “Compensation Discussion and Analysis.”

Audit Committee

In accordance with its written charter, the Audit Committee’s general responsibilities include, among other things, the following:

•	Being directly responsible for the appointment, compensation, retention and termination, and oversight of the work of, Cognex’s independent registered public accounting firm;

•	Reviewing the qualifications, performance and independence of Cognex’s independent registered public accounting firm;

•	Reviewing our audited and unaudited financial statements;

•	Reviewing the adequacy and effectiveness of our internal control over financial reporting with management and our independent registered public accounting firm;

•	Reviewing and authorizing both audit and non-audit services and related fees to be provided to Cognex by its independent registered public accounting firm;

•	Reviewing and approving related party transactions; and

•	To the extent deemed necessary by the Audit Committee to carry out its responsibilities, engaging independent counsel and other advisors and determining the compensation payable to them.

For 2022, among other functions, the Audit Committee reviewed with our independent registered public accounting firm the scope of the audit for the year, the results of the audit when completed and the independent registered public accounting firm’s fees for services performed. The Audit Committee also appointed the independent registered public accounting firm and reviewed with management various matters related to our internal controls. The Audit Committee held six meetings during 2022.

The Board of Directors has determined that all members of the Audit Committee are financially literate, and that each of Mr. Krantz and Ms. Sennett qualifies as an “audit committee financial expert” under the rules of the SEC.

Nominating, Governance and Sustainability Committee

The Nominating, Governance and Sustainability Committee, formerly named the Nominating and Corporate Governance Committee, is responsible for identifying individuals qualified to serve as members of the Board and recommending to the Board nominees for election as Directors at each annual meeting of shareholders and when vacancies in the Board occur for any reason. The Nominating, Governance and Sustainability Committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines to assist and guide the Board in the exercise of its responsibilities, periodically reviewing these guidelines and recommending changes deemed appropriate, and coordinating any evaluations of the Board and its committees. Further, the Board amended the committee’s charter in 2022 such that the Nominating, Governance and Sustainability Committee is also responsible for the general oversight of Cognex’s environmental, social and governance (“ESG”) strategy, practices and policies, including the consideration of emerging ESG trends that may affect the business, operations, performance or reputation of Cognex. The Nominating, Governance and Sustainability Committee met three times during 2022.

In 2017, our Board amended our corporate governance guidelines to implement a policy addressing board diversity when identifying potential director nominees. The policy provides that our Nominating, Governance and Sustainability Committee will include women and individuals from minority groups who meet the required qualifications on the initial list of director candidates from which new board nominees are chosen. In addition, any search firm retained by the Nominating, Governance and Sustainability Committee will be required to abide by these guidelines. Since this amendment to our corporate governance guidelines, Dr. Parrotte (in 2018), Mr. Lawande (in 2021), Ms. Sennett (in 2021), Dr. Lee (in 2022), and Mr. Papadimitriou (in 2023) have been added to the Board.

In February 2023, the Board met and, upon the recommendation of the Nominating, Governance and Sustainability Committee, recommended the Director nominees for election at the meeting. Dianne M. Parrotte, Angelos Papadimitriou and John T.C. Lee have been nominated for election to the Board.

Compensation/Stock Option Committee Interlocks and Insider Participation

During 2022, Mr. Krantz, Dr. Lee, Dr. Parrotte and Mr. Sun served on the Compensation/Stock Option Committee. No member of the Compensation/Stock Option Committee served as an officer or employee of Cognex or any of its subsidiaries, nor, other than Dr. Lee as described below, had any business relationship or affiliation with Cognex or any of its subsidiaries during 2022 other than his or her service as a Director. Dr. Lee is the President and Chief Executive Officer of MKS Instruments, Inc., which is a company with which Cognex has done a small amount of business, all through arm’s length, ordinary course transactions, with an aggregate value in 2022 well below $120,000.

Certain Relationships and Related Transactions

In accordance with its written charter, the Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all related party transactions. Under our Code of Business Conduct and Ethics, any transaction or relationship engaged in by our employees that reasonably could be expected to give rise to a conflict of interest should be reported promptly to our Compliance Officer, who may notify our Board of Directors or a committee thereof as he or she deems appropriate. Actual or potential conflicts of interest involving a Director or executive officer are required to be disclosed directly to the Chairman of our Board of Directors.

Board Diversity Matrix

The following shows the diversity make-up of the Board as of March 1, 2023.

Board Diversity Matrix (as of March 1, 2023)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity
Directors	2	7	0	0
Demographic Background
African American or Black	0	0
Alaskan Native or Native American	0	0
Asian	0	3
Hispanic or Latinx	0	0
Native Hawaiian or Pacific Islander	0	0
White	1	4
Two or More Races or Ethnicities	0	0
LGBTQ+	0	0
Did Not Disclose Demographic Background	1	0

Director Nominees

When considering a potential candidate for membership on our Board of Directors, the Nominating, Governance and Sustainability Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to our Board and its committees. At a minimum, each nominee is expected to have high personal and professional integrity and demonstrated ability and judgment to be effective, with the other Directors and management, in collectively serving the long-term interests of our shareholders. Each nominee is expected to be personable and support our “Work Hard, Play Hard, Move Fast” culture. Further, each nominee is expected to have direct and significant experience in one or more industries or markets in which our company does, or plans to do, business, and/or significant senior-level management experience in functions or roles which are helpful to our company. This includes, for example, finance, accounting, legal, human resources, engineering, manufacturing, and sales and marketing.

In addition to the minimum qualifications set forth above, when considering potential candidates for our Board of Directors, the Nominating, Governance and Sustainability Committee seeks to ensure that the Board of Directors is comprised of a majority of independent Directors, that the committees of the Board are comprised entirely of independent Directors, and that at least one member of the Audit Committee qualifies as an “audit committee financial expert” under SEC rules. The Nominating, Governance and Sustainability Committee may also consider any other standards that it deems appropriate.

The Nominating, Governance and Sustainability Committee and our Board seek the talents and backgrounds that would be most helpful to Cognex when selecting Director nominees. In particular, the committee, when recommending Director candidates to the full Board for nomination, may consider whether a Director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

In 2017, our Board amended our corporate governance guidelines to implement a policy addressing board diversity when identifying potential director nominees. The policy provides that our Nominating, Governance and Sustainability Committee will include women and individuals from minority groups who meet the required qualifications on the initial list of director candidates from which new board nominees are chosen. In addition, any search firm retained by the Nominating, Governance and Sustainability Committee will be required to abide by these guidelines. Since this amendment to our corporate governance guidelines, Dr. Parrotte (in 2018), Mr. Lawande (in 2021), Ms. Sennett (in 2021), Dr. Lee (in 2022), and Mr. Papadimitriou (in 2023) have been added to the Board.

Board diversity, including with respect to ethnicity, age and gender, continues to be a priority of the Board. Effective May 4, 2022, John T.C. Lee was appointed to the Board and is nominated for election to the Board at this meeting. When considering Dr. Lee’s candidacy, the Board weighed Dr. Lee’s background, his executive leadership experience, including his service as chief executive officer of a large public company, perspective from his service on other public company boards, expertise in the semiconductor and technology industries, and international experience, and other factors deemed important to it. Further, effective February 17, 2023, Angelos Papadimitriou was appointed to the Board and is nominated for election to the Board at this meeting. When considering Mr. Papadimitriou’s candidacy, the Board weighed Mr. Papadimitriou’s executive leadership experience, including his service as chief executive officer of a large public company, perspective from his service on other company boards, and expertise in the packaging machinery and industrial automation industries and European and international markets, and other factors deemed important to it. The Nominating, Governance and Sustainability Committee believes that there will be opportunities over the next one-to-three years to continue to add strong, independent, diverse directors to the Board.

In practice, the Nominating, Governance and Sustainability Committee generally will evaluate and consider all candidates recommended by our Directors, officers and shareholders. The Nominating, Governance and Sustainability Committee intends to consider shareholder recommendations for Directors using the same criteria as potential nominees recommended by the members of the Nominating, Governance and Sustainability Committee or others. The Nominating, Governance and Sustainability Committee did not receive any shareholder nominations for Director with respect to this Annual Meeting of Shareholders.

Shareholders who wish to submit Director candidates for consideration as nominees for election at our 2024 Annual Meeting of Shareholders should send such recommendations to the Secretary of Cognex Corporation at our executive offices on or before November 18, 2023. These recommendations must include:

•	the name and address of record of the shareholder;

•

a representation that the shareholder is a record holder of our common stock, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

•

the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding ten full fiscal years of the proposed Director candidate;

•

a description of the qualifications and background of the proposed Director candidate which addresses the minimum qualifications described above and any other criteria for Board membership approved by the Board from time to time;

•	a description of all arrangements or understandings between the shareholder and the proposed Director candidate; and

•

the consent of the proposed Director candidate to be named in the proxy statement, to serve as a Director if elected at such meeting, and to give our company the authority to carry out a detailed and thorough investigation of his/her educational, professional, financial and personal history.

Shareholders must also submit any other information regarding the proposed Director candidate that is required to be included in a proxy statement filed pursuant to SEC rules. See also the information under the heading “Shareholder Proposals.”

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine Directors and is divided into three classes, with one class being elected each year for a term of three years. We are proposing that Angelos Papadimitriou and Dianne M. Parrotte be elected to serve terms expiring at the 2026 Annual Meeting of Shareholders and in each case until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Further, we are proposing that John T.C. Lee be elected to serve a term expiring at the 2025 Annual Meeting of Shareholders and until a successor is duly elected and qualified or until his earlier death, resignation or removal. Dr. Lee was appointed to the Board in May 2022 and Mr. Papadimitriou was appointed to the Board in February 2023. Cognex is providing shareholders with the opportunity to vote on Dr. Lee and Mr. Papadimitriou as new members of the Board in the first Annual Shareholders Meeting following their appointments irrespective of their assigned classes. Biographical information including the key attributes and skills the director nominees bring to our Board is set forth below.

Directors Theodor Krantz and Patrick Alias have informed our Board of their decision to retire from the Board, effective May 3, 2023, upon the completion of their current term as Directors. Mr. Alias will remain as an employee of the company in an advisory role. Following the departures of Mr. Krantz and Mr. Alias, the number of Directors on the Board will be decreased from nine to seven.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ANGELOS PAPADIMITRIOU, DIANNE M. PARROTTE AND JOHN T.C. LEE.

The persons named in the accompanying proxy will vote, unless a shareholder specifies otherwise, “FOR” the election of the nominees named above. Our Board of Directors anticipates that each nominee, if elected, will serve as a Director. If a nominee is unable to accept election, the persons named in the accompanying proxy will vote for such substitute as our Board of Directors may recommend. There are no family relationships between any incumbent Director or any Director nominee and any executive officer of Cognex or its subsidiaries.

Information Regarding Directors and the Director Nominees

Set forth below is information furnished to us by the Director nominees and the incumbent Directors whose terms will continue after the meeting. The biographical description for each Director and Director nominee includes his or her age, all positions he or she holds with Cognex, his or her principal occupation and business experience over the past five years, and the names of other publicly held companies for which he or she currently serves as a director or has served during the past five years. It also includes the specific experience, qualifications, attributes and skills that led to our Board’s conclusion that the nominee should serve as a director of Cognex or, with respect to each Director who is not standing for election, that the Board would expect to consider if it were making a conclusion currently as to whether he or she should serve as a director.

We believe that all of our Directors have a reputation for integrity, honesty and adherence to high ethical standards. Each has demonstrated business acumen and an ability to exercise sound judgment as well as a commitment of service to Cognex and, to the extent applicable, our Board. Our Board does not currently evaluate whether incumbent Directors who are not standing for election should serve as directors, as the terms for which they were previously elected continue beyond the meeting.

Nominated for a term ending in 2025:

John T.C. Lee, 60, has served as a director since May 4, 2023. Dr. Lee is currently the President and Chief Executive Officer of MKS Instruments, Inc. (Nasdaq: MKSI), a global provider of instruments, systems, subsystems and process control solutions for advanced manufacturing processes. Dr. Lee has held this position since January 2020. He has also served on the MKS board of directors since January 2020. From October 2007 to January 2020, Dr. Lee held a series of progressive leadership roles at MKS, including Chief Operating Officer from 2016 to 2019. Prior to joining MKS, Dr. Lee served in various capacities in various technology industries, including semiconductor and solar as well as plasma processing research, at leading technology companies, including Applied Materials, Lucent Technologies and AT&T Bell Labs. He has served as Vice Chair and a member of the Executive Committee of the Board of Directors of the Massachusetts High Technology Council since 2021. Dr. Lee holds a B.S. from Princeton University and both an M.S.C.E.P. and a Ph.D. from the Massachusetts Institute of Technology, all in Chemical Engineering. We believe Dr. Lee’s qualifications for sitting on the Board of Directors include his executive leadership experience, including his service as chief executive officer of a large public company, perspective from his service on other public company boards, expertise in the semiconductor and technology industries, and international experience.

Nominated for a term ending in 2026:

Angelos Papadimitriou, 56, has served as a director since February 17, 2023. Mr. Papadimitriou currently serves as Chairman of the Board of Directors of Athena Ventures, an early-stage venture firm. From August 2020 to February 2021, Mr. Papadimitriou was the Co-Chief Executive Officer of Pirelli & C. S.p.A., a public company listed on the Milan Stock Exchange. Mr. Papadimitriou previously led Coesia S.p.A., a group of global industrial and packaging solutions companies as their Chief Executive Officer for ten years. Prior to that, Mr. Papadimitriou spent over fifteen years in the pharmaceutical industry, including as Senior Vice President for Italy and Southeast Europe at Glaxosmithkline. Mr. Papadimitriou currently serves as a director of Humanitas, a privately held network of teaching and research hospitals and Dompé Farmaceutici S.p.A., a privately-held biopharmaceutical company. Mr. Papadimitriou holds an M.B.A. from Harvard Business School and a B.A. in Computer Science and Business Economics from Brown University. We believe Mr. Papadimitriou’s qualifications for sitting on our Board of Directors include his executive leadership experience, including his service as chief executive officer of a large public company, perspective from his service on other company boards and expertise in the packaging machinery and industrial automation industries and European and international markets.

Dianne M. Parrotte, M.D., M.P.H., 73, has served as a director since 2018. Since 1995, Dr. Parrotte has been an independent consultant to corporations, law firms and insurance companies on human resource matters involving employee health and wellness. She was a trustee of the Shillman Foundation from March 2000 until her resignation in February 2018. From 1989 until 1995, Dr. Parrotte was chief in charge of occupational health at Bath Iron Works (later acquired by General Dynamics). From 1982 to 1988, she was the on-site medical director at Polaroid Corporation. Dr. Parrotte served as a Cognex director from 1981, at the time of the company’s incorporation, to 1982. In addition to numerous certifications and licenses, Dr. Parrotte holds an M.P.H. from the Medical College of Wisconsin, an M.D. from the Boston University School of Medicine and a B.A. from Boston University. She is Board Certified in Occupational and Environmental Medicine as well as in Internal Medicine. She is a former Fellow of the American College of Occupational and Environmental Medicine. She also completed the Penn State Executive Program. During the past five years, Dr. Parrotte has not served as a member of the Board of Directors of another publicly held company or of a registered investment company. We believe Dr. Parrotte’s qualifications for sitting on our Board of Directors include her experience with a wide range of human resource and organizational matters related to large public companies, as well as her significant knowledge of the history and culture of Cognex.

Serving a term ending in 2024:

Sachin Lawande, 55, has served as a director since January 1, 2021. Mr. Lawande is the President and Chief Executive Officer of Visteon Corporation (VC), a leading global technology supplier of vehicle cockpit electronic products. Mr. Lawande has held this position since 2015. Previously, he worked for Harman International Industries, Inc. (HAR), which was an independent public company at the time, for 10 years, where he held a range of leadership positions including president of the company’s largest division with nearly $3 billion in annual sales. Since 2015, Mr. Lawande has served as a director of Visteon Corporation, a publicly held company listed on Nasdaq. He was also on the board of DXC Technology Company (DXC) from 2015 until August 2020. Mr. Lawande holds a B.S. from Bombay University, and a Master’s Degree from Southern Illinois University at Edwardsville, in Electrical and Electronics Engineering. We believe Mr. Lawande’s qualifications for sitting on the Board of Directors include his executive leadership experience, including his service as chief executive officer of a large public company, perspective from his service on other public company boards, expertise in the automotive, technology and software industries, and international experience, including experience with manufacturing and engineering operations in India.

Marjorie T. Sennett, 62, has served as a director and member of the Audit Committee since November 3, 2021. Ms. Sennett currently serves as a member of the Board of Directors and Chair of the Audit Committee of The diaTribe Foundation, a private entity focused on improving the outcomes of people with diabetes. From 2014 to 2018, she was a director and member of the Audit Committee at QuinStreet, Inc. (QNST), a performance marketing technology company. Named one of “20 Women in Finance You Should Add to Your Company’s Board” by Business Insider, Ms. Sennett previously served as a managing director of Farallon Capital Management, LLC where she invested in publicly traded securities for eight years. Before that, she was Chief Financial Officer at eGroups, Inc., where she co-led the sale of the company to then publicly held Yahoo! Inc., and at Amylin Pharmaceuticals, Inc., where she led the company’s initial public offering and multiple follow-on public offerings. Ms. Sennett holds a B.A. from Vanderbilt University and an M.B.A. from Stanford University. We believe Ms. Sennett’s qualifications for sitting on our Board of Directors include her public board experience, extensive knowledge of corporate finance and financial reporting, financial leadership for fast-growing companies in the biotechnology and technology sectors, and experience as an institutional investor.

Serving a term ending in 2025:

Anthony Sun, 70, has served as a director since 1982. Mr. Sun served as a managing general partner and Chief Executive Officer of Venrock Associates, a venture capital partnership, from 1997 until his retirement in 2010. He began his tenure at Venrock in 1979 and was a general partner from 1980 to 1997. Mr. Sun also serves as a member of the Boards of Directors of several private companies. During the past five years, Mr. Sun has not served as a member of the Board of Directors of another publicly held company or of a registered investment company. Mr. Sun holds a B.S. and M.S. in Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard University. We believe Mr. Sun’s qualifications for sitting on our Board of Directors include his executive experience, his expertise in the high-technology industry, particularly having served as a member of the Board of Directors of more than a dozen public high-tech companies in the past, and the deep understanding of our company that he has acquired through service on our Board.

Robert J. Willett, 55, has served as a director and Chief Executive Officer of Cognex since 2011. Mr. Willett joined our company in 2008 as President of the Modular Vision Systems Division and was promoted to President and Chief Operating Officer in 2010. He came to Cognex from Danaher Corporation, a diversified manufacturer of industrial controls and technologies, where he served as Vice President of Business Development and Innovation for the Product Identification Business Group and as President of Videojet Technologies, a leader in coding and marking products. Prior to that, Mr. Willett served as Chief Executive Officer of Willett International Ltd., a coding and marking company that was sold to Danaher and merged with Videojet. Mr. Willett currently serves as a director of Clean Harbors, Inc. (CLH), a publicly held company listed on the New York Stock Exchange. Mr. Willett holds a B.A. from Brown University, and an M.B.A. from Yale University. We believe Mr. Willett’s qualifications for sitting on our Board of Directors include his experience in the machine vision industry, his executive leadership experience and the knowledge of our company that he has acquired through his management roles.

DIRECTOR COMPENSATION

The following table sets forth the compensation earned by or awarded to each Director who served on our Board of Directors in 2022, other than Mr. Willett. Details of Mr. Willett’s compensation are set forth under the heading “Executive Compensation—Summary Compensation Table.”

Director Compensation Table—2022

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Option Awards (4)	All Other Compensation		Total Compensation
Patrick A. Alias	$—	$272,554	$—	$120,836	(5)	$393,390
Theodor Krantz	$90,000	$272,554	$—	$—		$362,554
Sachin S. Lawande	$66,019	$272,554	$—	$—		$338,573
John T.C. Lee	$39,616	$181,597	$—	$—		$221,213
Dianne M. Parrotte	$63,000	$272,554	$—	$—		$335,554
Marjorie T. Sennett	$59,836	$272,554	$—	$—		$332,390
Anthony Sun	$128,679	$272,554	$—	$—		$401,233

(1)	Fees are presented in the year earned. The payment of such amounts may occur in other years (i.e., 2023).
(2)

In 2022, each Director other than Mr. Willett and Dr. Lee was granted 4,269 RSUs. Dr. Lee was granted 3,697 RSUs upon his appointment to the Board in May 2022. These RSUs began vesting in annual installments of 20%, 30% and 50% on February 22, 2023 (except for Dr. Lee whose grant will begin vesting on May 9, 2023). All equity award agreements covering the unvested equity awards held by our non-employee Directors and Mr. Alias provide for such equity awards to vest immediately upon a “change of control” of Cognex, which is defined as a corporate transaction in which the holders of Cognex common stock before the transaction control less than 51% of the stock of Cognex or any successor corporation after the transaction. Amounts listed in this column represent the grant date fair value of RSUs. The methodology and assumptions used to calculate the grant date fair value are described in “Note 16, Stock-Based Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Cognex recognizes the grant date fair value as an expense for financial reporting purposes over the service-based vesting period. See also the information under the heading “Director Compensation—Elements of Director Compensation.”

(3)

Each Director, other than Mr. Willett, had the following unvested RSUs outstanding on December 31, 2022: Mr. Alias, 6,700 shares; Mr. Krantz, 6,700 shares; Mr. Lawande, 6,700 shares; Dr. Lee 3,697 shares; Dr. Parrotte, 6,700 shares; Ms. Sennett, 4,704 shares; and Mr. Sun, 6,700 shares. The Directors listed above did not forfeit any RSUs in 2022.

(4)

Each Director, other than Mr. Willett, had the following options outstanding on December 31, 2022: Mr. Alias, options to purchase 137,981 shares; Mr. Krantz, options to purchase 37,200 shares; Mr. Lawande, options to purchase 0 shares; Dr. Lee, options to purchase 0 shares; Dr. Parrotte, options to purchase 44,000 shares; Ms. Sennett, options to purchase 0 shares; and Mr. Sun, options to purchase 166,000 shares. The Directors listed above did not forfeit any stock options in 2022.

(5)

Includes Mr. Alias’ salary of $93,600 and a $25,946 bonus under our annual bonus program, both of which were earned by Mr. Alias during 2022 in his capacity as a non-executive employee of Cognex, as well as life insurance premiums of $1,088 and taxable fringe benefits of $203, which Cognex employees are eligible to receive.

Elements of Director Compensation

The Compensation/Stock Option Committee reviews our non-employee director compensation on a regular basis. The Compensation/Stock Option Committee considers various factors in making a recommendation to the Board, including a competitive assessment of the director’s compensation with that of our compensation peer group (as described under the heading “Compensation Discussion and Analysis”), market trends, the responsibilities of our non-employee directors, the anticipated time commitment and amount of work, the responsibilities of the various committees of the Board, and our ability to attract and retain high caliber non-employee directors to serve on the Board. The Compensation/Stock Option Committee also retained an independent compensation consultant, Pay Governance, to help benchmark and set non-employee director compensation for 2022. We provide a significant portion of the total compensation of our non-employee directors in the form of equity compensation to align their long-term interests with those of our shareholders.

The Compensation/Stock Option Committee, in consultation with Pay Governance, recommended certain changes to our non-employee director compensation program that Cognex implemented beginning in 2021. Specifically, we abandoned “per meeting” fees in favor of annual retainers and transitioned equity awards from stock options to RSUs. The committee made these changes, among other reasons, to simplify the compensation program, reduce cost and administrative burden in implementing the program, and create a more attractive and market competitive compensation package for Board candidates being recruited.

The following table sets forth the elements of cash compensation in 2022 for our non-employee directors for their service on our Board of Directors and its committees. Mr. Willett, who is an executive officer of Cognex, receives no additional compensation for his service on the Board, and Mr. Alias, who is a non-executive employee of Cognex, receives no additional cash compensation for his service on the Board.

Type of Fee	Board of Directors	Compensation/Stock Option Committee	Audit Committee	Nominating, Governance and Sustainability Committee
Annual Cash Retainer	$50,000	$8,000	$10,000	$5,000
Annual Chairman Fee	$60,000	$20,000	$20,000	$10,000

(1)

Annual chairman fees are inclusive of the respective Board or Committee cash retainers. For example, the chairman of the Audit Committee receives $20,000 in total for serving on the Audit Committee, not $30,000.

In 2022, each Director (other than Mr. Willett) also received a grant of RSUs in consideration for serving on our Board. RSU grant amounts and vesting schedules are detailed in the “Director Compensation Table—2022” under the heading “Stock Awards.” As noted above, the company transitioned equity awards for Directors in 2021 away from stock options to RSUs.

Director Stock Ownership Guidelines

In February 2022, the Compensation/Stock Option Committee approved stock ownership guidelines for our Directors based on our belief that stock ownership further aligns the interests of our Directors with those of our shareholders. These guidelines provide that each non-employee Director is expected to accumulate and hold an amount of qualifying shares equal to three times the annual cash retainer for service on the Board. Further, each employee Director is expected to accumulate and hold an amount of qualifying shares equal to three times his or her annual base salary. For clarity, the “annual cash retainer” excludes any retainer for serving as a member or as a chairman of any Board committee, or for serving as the Chairman of the Board. The ownership requirement may be satisfied through (i) shares of Cognex common stock (whether granted by the company as an equity award or purchased by the Director independently), and/or (ii) RSUs granted by the company to the Director that vest over a specified time period, in each case the value of which is calculated based on the closing price of our common stock on the date of determining compliance with the minimum stock ownership guidelines. Directors have five years from the later of the adoption of these guidelines or their election to the Board to achieve the requisite level of ownership under these guidelines. Compliance is measured as of the last day of each fiscal year. As of the Record Date, the Board believes that all of our Directors are making satisfactory progress toward compliance with our stock ownership guidelines.

COMPENSATION POLICIES AND PROCEDURES

Cognex’s approach to compensation and performance management is to provide a competitive total compensation package with periodic reviews to encourage ongoing high-quality performance. We strive to hire, retain and promote talented individuals based on their achievements, to reward employees based on their overall contribution to the success of our company, and to motivate employees to increase shareholder value.

In addition to salary, total compensation may include overtime pay, commissions, equity-based awards and potential bonuses depending on the employee’s job and level within Cognex. It also includes benefits consistent with our “Work Hard, Play Hard, Move Fast” culture that recognize employee achievement and encourage new levels of success, such as President’s Awards, which reward our top performers, and Perseverance Awards, which reward employee longevity, commitment and loyalty. Other benefits available to employees include company-paid basic group term life insurance, basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, and tuition reimbursement.

The Compensation/Stock Option Committee oversees the compensation program for Cognex employees. The committee has discussed the concept of risk as it relates to our compensation program and does not believe that our compensation program is structured to encourage excessive or inappropriate risk taking for the following reasons:

•

Compensation for most salaried employees consists of both fixed and variable components. The fixed portion (i.e., base salary) provides a steady income to our employees regardless of company performance or stock price. The variable portion (i.e., annual company bonus, sales commissions and equity-based awards) is based upon individual, company and stock price performance. This mix of compensation is designed to motivate our employees, including our named executive officers, to produce superior short- and long-term corporate performance without taking unnecessary or excessive risks to the detriment of important business metrics.

•

The company bonus is an annual program and is focused on profitability, while the equity award program, generally, has a three to five year service-based vesting period and is focused on stock price performance. We believe that these programs provide a check on excessive risk taking because to inappropriately benefit one would be a detriment to the other. For example, focusing solely on profitability would be detrimental to our company over the long term, ultimately harming our stock price and the value of equity-based awards, such as stock options and RSUs.

•

In addition, we prohibit all hedging transactions involving Cognex stock by our Board of Directors and certain employees who have regular access to material non-public information, including our named executive officers, so that they cannot insulate themselves from the effects of poor stock performance. Further, any Cognex employee engaged in short sales of Cognex stock is subject to immediate termination.

•

In order for any employee to be eligible for a company bonus, Cognex must first achieve certain financial goals that are established annually by the Board of Directors related to our consolidated operating income as a percentage of revenue (we refer to this metric as “operating margin”). We believe that focusing on profitability rather than other measures encourages a balanced approach to performance and emphasizes consistent behavior across the organization.

•

Our annual bonus program is capped for each employee at director level and above, which includes our named executive officers, which we believe mitigates excessive risk taking by limiting bonus payouts even if our company dramatically exceeds its operating margin target.

•	Our annual bonus program has been structured around attaining a certain level of profitability for many years and we have seen no evidence that it encourages unnecessary or excessive risk taking.

•

The calculation of our operating margin target for purposes of our annual bonus is defined annually by our Board of Directors and is designed to keep it from being susceptible to manipulation by any employee, including our named executive officers. We have a Code of Business Conduct and Ethics that covers, among other things, accuracy of books and records. And, predating this code, is our company’s ten corporate values, which include “integrity” and are the basis for ensuring we maintain the highest ethical standards in all that we do.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We maintain a performance-based compensation philosophy that favors variable compensation based on individual, company and stock performance over fixed compensation such as base salary. We target paying our named executive officers, including our CEO, a base salary positioned at only the 25th percentile of our peer group; we establish a potential annual bonus that is market competitive and linked to individual and company performance objectives; and we grant equity awards in a manner that aligns the interests of our named executive officers with those of our shareholders. Compensation is weighted towards equity awards so that our named executive officers adopt an ownership mentality and take a long-term view of the business.

Total compensation for our named executive officers also includes other benefits that are available to Cognex employees generally. This includes Perseverance Awards (which reward employee longevity, commitment and loyalty), company-paid basic group term life insurance and basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, and tuition reimbursement.

The Compensation/Stock Option Committee, which consists entirely of independent directors, reviews and approves compensation for our named executive officers, using its judgment and experience in determining the mix of compensation. The committee views salary and bonuses as short-term compensation to reward our named executive officers for meeting annual individual and company performance objectives, and equity-based awards as a reward for increasing shareholder value and improving corporate performance over the long term. The Compensation/Stock Option Committee also believes that our equity award program is instrumental to our ability to recruit, retain and motivate our high caliber employees.

The Compensation/Stock Option Committee is continually working to enhance our compensation programs to help ensure that our performance-based compensation philosophy and long-term perspective perseveres as our company grows. Specifically, in 2022, the Compensation/Stock Option Committee approved a performance-based equity award for our CEO based on relative total shareholder return, as well as stock ownership guidelines for all of our Directors and named executive officers.

Determinations with respect to compensation for a fiscal year are generally made in the first quarter following our Board of Directors’ approval of Cognex’s annual budget for that year, which typically occurs at the end of the previous year.

Say-on-Pay Feedback from Shareholders

At our 2022 Annual Meeting of Shareholders, approximately 89% of the votes cast on the say-on-pay proposal were in favor of the approval of the compensation of our named executive officers, with approximately 11% of the votes cast against such proposal. The Compensation/Stock Option Committee believes that this shareholder vote endorses the compensation philosophy of our company, and the Compensation/Stock Option Committee did not make any significant changes to our executive compensation program for 2022 as a result of the say-on-pay vote by our shareholders. Consistent with the recommendation of the Board of Directors, we plan to continue to conduct an advisory vote on the compensation of our named executive officers on an annual basis, subject to the results of the advisory vote on the frequency of the say-on-pay vote, which will take place at this meeting.

2022 Business Results

Cognex experienced several challenges in 2022 that impacted the company’s results, the most serious of which were a fire at our primary contract manufacturer’s warehouse and the decision by a few large logistics customers to reduce their spending after two years of heavy investment. As a result, our annual revenue declined by 3% from a record $1.037 billion in 2021. With approximately 60% of our revenue outside the Americas, the strong U.S. dollar was a headwind for us in the year. Excluding the impact of foreign currency translation, our revenue grew 1%. Outside of our logistics business, our performance in 2022 was roughly in-line on a constant currency basis with what we would expect over the long term for the remainder of our end markets.

Gross margin was 72% compared to 73% for 2021 and below the company’s mid-70% long-term target. The decline was due to elevated costs paid by Cognex to purchase scarce components because of global supply chain constraints and to replace the components lost in the fire at the company’s primary contract manufacturer’s warehouse in June 2022.

Operating income was 24% of revenue compared to 30% for 2021. Cognex recorded a pre-tax net loss of $20.8 million from the write-off of company assets that were destroyed or abandoned in the fire and lower annual revenue. Despite these challenges, Cognex continued to invest in engineering and its worldwide sales force to help scale for future growth. The company also recorded a pre-tax restructuring charge of $1.7 million related to the acquisition of SAC Sirius Advanced Cybernetics GmbH in the fourth quarter. Furthermore, in 2022, Cognex spent approximately $204.3 million to repurchase our common stock and paid approximately $45.9 million in dividends to shareholders.

Our achievements in 2022, including our notably fast recovery from the June 2022 fire at our primary contract manufacturer’s warehouse, reflect the hard work and dedication of our employees (who we refer to as “Cognoids”) and the entrepreneurial spirit that is an integral part of our corporate culture. We believe that our investments in Cognoids, including equity awards, have contributed to our success, and that our employees’ loyalty and unique sense of company pride has helped propel our business.

Compensation Program Highlights

Our executive compensation program is designed to be largely performance-based with base salary providing a steady income and the annual company bonus, RSU awards and stock option awards based upon individual, company and stock price performance. In its deliberations of compensation for our named executive officers, the Compensation/Stock Option Committee considers the following:

•	Objective competitive market data of peer companies provided by Pay Governance (“Competitive Analysis”);

•	The levels of responsibility associated with each executive’s position;

•	The past performance of the individual executive, including the executive’s response to the June 2022 fire at the company’s primary contract manufacturer’s warehouse;

•	The extent to which individual, departmental and company-wide goals have been met;

•	The overall competitive environment and the level of compensation necessary to attract and retain talented and motivated individuals in key positions;

•	The recommendations of our Chief Executive Officer with respect to the salary increases, potential bonuses and equity award grants for those executive officers that report to him;

•	The link between our named executive officers’ compensation and Cognex’s performance (pay-for-performance);

•	Each named executive officer’s compliance, or progress toward compliance during the phase-in period, as applicable, with our Stock Ownership Guidelines; and

•	The outcome of advisory shareholder votes on executive compensation (commonly known as “say-on-pay” proposals).

The Compensation/Stock Option Committee also considers ways to maximize deductibility of executive compensation under U.S. tax laws, while retaining the discretion of the Compensation/Stock Option Committee as is appropriate to compensate executive officers at levels commensurate with their responsibilities and achievements. Beginning in 2018, U.S. tax legislation has impacted the company’s ability to deduct annual compensation in excess of $1 million for anyone who served as a named executive officer in any year after 2016. The Compensation/Stock Option Committee believes that shareholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.

The Compensation/Stock Option Committee uses the Competitive Analysis to assess our executives’ compensation against the compensation paid to executives in similar positions in our peer group to help ensure that the compensation we pay is competitive and fair to our executives and to our shareholders. To supplement market benchmarking information sourced from the public filings of the peer group summarized below, our Compensation/Stock Option Committee also reviews competitive compensation data representative of our peer group and other similarly-situated high-tech companies provided within Radford’s Global Technology survey suite. We generally target overall compensation opportunities for our executives at the median of the market as an initial benchmark. While we use the Competitive Analysis as a starting point, we also consider the qualitative, unique dimensions of an executive’s role and tenure in the position when setting our executives’ compensation as we do not believe an external benchmark should be the only determinant of compensation.

Compensation Consultant

The Compensation/Stock Option Committee engaged Pay Governance as its independent consultant to assist it in evaluating our executive compensation programs and practices. Pay Governance is a specialist in compensation practices and provides an additional objective perspective as to the reasonableness of our executive compensation programs and practices and their effectiveness in supporting our business and compensation objectives. During 2022, Pay Governance performed the following tasks for the committee:

•	Gathered and reviewed the Competitive Analysis;

•	Evaluated the appropriateness of our peer group (described below);

•	Assessed our compensation practices and levels against those of our peer group;

•	Analyzed our short- and long-term incentive plan designs;

•	Reviewed our equity burn rate and dilution levels relative to market;

•	Updated the Compensation/Stock Option Committee on compensation trends and regulatory developments; and

•	Participated in Compensation/Stock Option Committee discussions related to each of the above tasks.

Annually, the Compensation/Stock Option Committee evaluates Pay Governance’s independence by considering the following six factors: (i) the provision of other services to the company by Pay Governance; (ii) the amount of fees received by Pay Governance from the company as a percentage of Pay Governance’s total revenue; (iii) Pay Governance’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Pay Governance consultant with members of the Compensation/Stock Option Committee; (v) any company stock owned by the Pay Governance consultant managing the relationship with the company; and (vi) any business or personal relationship of the Pay Governance consultant or Pay Governance, as applicable, with any executive officer of the company. After considering these factors, the Compensation/Stock Option Committee determined that Pay Governance was independent and that its work with the committee for 2022 has not raised any conflicts of interest.

Competitive Analysis

The peer group used for the Competitive Analysis consists of 14 publicly-traded U.S. companies, most of which are in the software and services or technology hardware and equipment industries, that have revenues and market capitalizations in a range we believe is appropriate. We believe this group represents the competition for executive talent in our industry. We plan to review the peer group annually to ensure that the companies in the peer group remain relevant and provide meaningful compensation comparisons.

2022 Peer Group

Aspen Technology, Inc.	Manhattan Associates, Inc.	Silicon Laboratories Inc.
Coherent, Inc.	National Instruments Corporation	Teledyne Technologies Incorporated
Dolby Laboratories, Inc.	Novanta Inc.	Trimble Inc.
FARO Technologies, Inc.	Nuance Communications, Inc.*	Zebra Technologies Corporation
IPG Photonics Corporation	PTC Inc.

*	Microsoft Corporation acquired Nuance Communications, Inc. in March 2022.

Base Salary

In determining the base salaries paid to our named executive officers for fiscal year 2022, the Compensation/Stock Option Committee considered, in particular, their levels of responsibility, salary increases awarded in the past, the Competitive Analysis, and the executive’s experience and potential. The base salary approved for each of our named executive officers for fiscal year 2022 was made based on the following criteria:

•	Objective data from the Competitive Analysis, with our named executive officers’ salaries in 2022 positioned near the 25th percentile of their respective roles;

•	The levels and nature of responsibility associated with each executive’s role;

•	The past performance of the individual executive; and

•	The increase in salary levels approved by our Board of Directors in the fourth quarter of 2021 in conjunction with its approval of our annual budget for fiscal year 2022.

Following its investigation and consideration of the above criteria, the Compensation/Stock Option Committee increased Mr. Willett’s annual base salary from $650,000 to $676,000, Mr. Todgham’s annual base salary from $385,000 to $415,000, Ms. DiPalma’s annual base salary from $300,000 to $312,000, and Mr. Gerst’s annual base salary from $315,000 to $340,000. Mr. Kuechen, who was appointed Cognex’s Chief Technology Officer in June 2022, received an annual base salary of $300,000.

Annual Company Bonuses

The Compensation/Stock Option Committee views annual company bonuses as a way to reward employees for meeting individual and company performance objectives. Cognex employees, including our named executive officers, are eligible to participate in the performance-based annual company bonus program except for those employees on a sales commission plan. The Compensation/Stock Option Committee approves the annual company bonus plan in conjunction with our Board of Directors’ approval of Cognex’s annual budget, which typically takes place at the end of the prior fiscal year.

The annual company bonus plan is designed to be variable. In order for any employee to be eligible for an annual company bonus, Cognex must first achieve financial goals set forth in the annual budget related to budgeted consolidated operating income as a percentage of revenue (we refer to this metric as “operating margin”). Once the operating margin criterion is met, the amount each employee at director level and above, which includes our named executive officers, receives depends upon the achievement of individual performance goals, which are established annually.

The Compensation/Stock Option Committee determined that operating margin is an appropriate metric for our bonus plan because the committee believes employee performance is integral in achieving desired levels of company profitability.

In order for any cash bonus to be paid to an employee, a minimum level of operating margin for the company must be achieved. Once the minimum level has been achieved, each employee’s eligible bonus is calculated as follows:

•

If the actual operating margin is above the minimum level but below the operating margin target in the annual budget, each employee is eligible to receive up to a pro-rata portion of his or her target bonus;

•	If the actual operating margin is equal to the operating margin target in the annual budget, each employee is eligible to receive up to 100% of his or her target bonus; and

•

If the actual operating margin is above the operating margin target in the annual budget, certain employees are eligible to receive an additional amount depending upon his or her employment level up to a maximum amount approved by the Compensation/Stock Option Committee. The payout is scaled in such a way that this additional amount is funded by a portion of the incremental operating income above Cognex’s operating margin target.

In 2022, the Board of Directors approved a one-time variance to the calculation of operating margin for bonus purposes to remove the impact of the June 7, 2022 fire at Cognex’s primary contract manufacturer’s warehouse for bonus-eligible employees who are not named executive officers. Because the fire was out of the control of Cognoids and because Cognoids impressively rallied together to recover the business from the effects of the fire, the Board determined that Cognoids should not be penalized for this work, but rather rewarded. Again, for clarity, this one-time adjustment did not impact the calculation of the bonuses of our named executive officers.

The Compensation/Stock Option Committee approves the target bonus for each employee at the vice president level and above, which includes our named executive officers, and the amount by which each individual can participate in any increase due to company performance in excess of the operating margin target. The target bonus amount is based upon a percentage of base salary with the percentage based upon the individual’s level of responsibility. Individual performance goals are established annually and generally relate to near-term strategic, financial and operational performance that supports the company’s business objectives. A weighting is assigned to each individual performance goal. In 2022:

•

The target bonus for Robert J. Willett, our President and Chief Executive Officer, was $1,075,000, with the opportunity to earn 0-350% of this amount based on company performance and the achievement of individual performance goals;

•

The target bonus of Paul D. Todgham, our Senior Vice President and Chief Financial Officer, was $280,000, with the opportunity to earn 0-225% of this amount based on company performance and the achievement of individual performance goals;

•

The target bonus of Carl W. Gerst III, our Executive Vice President, ID and Vision Products, was $280,000, with the opportunity to earn 0-250% of this amount based on company performance and the achievement of individual performance goals;

•

The target bonus for Sheila M. DiPalma, our Executive Vice President of Employee Services and Chief Culture Officer, was $215,000, with the opportunity to earn 0-250% of this amount based on company performance and the achievement of individual performance goals; and

•

The target bonus for Joerg Kuechen, our Chief Technology Officer, was $200,000, with the opportunity to earn 0-225% of this amount based on company performance and the achievement of individual performance goals.

The Compensation/Stock Option Committee believes that the payment of an annual company bonus based upon the achievement of company and individual performance goals is an appropriate way to reward our named executive officers for meeting performance objectives while also achieving desired levels of company profitability.

For 2022, the operating margin target, as calculated for bonus purposes, was consistent with our long-term financial objectives. The actual operating margin achieved for bonus purposes for our named executive officers was 24.4%, which was below the target of 31.4%, but above the minimum level of 20.4%. As a result, each of our named executive officers was eligible to receive up to 36% of the pro-rata portion of his or her bonus target depending on the achievement of his or her individual performance goals. The annual bonuses for 2022 for our named executive officers are listed under the heading “Executive Compensation—Summary Compensation

Table” and were paid in the first quarter of 2023. For each bonus-eligible employee excluding our named executive officers, such employee was eligible to receive up to 56% of the pro-rata portion of his or her bonus target after the one-time exclusion of fire-related expenses from the calculation of operating margin for bonus purposes.

Equity-Based Awards

Cognex’s equity award program is intended to reward a significant portion of our eligible employees, which includes our named executive officers, for their efforts in building shareholder value and improving corporate performance over the long term. The Compensation/Stock Option Committee believes that granting stock options and RSUs is instrumental in our ability to recruit, retain and motivate our high caliber employees.

The Compensation/Stock Option Committee approves the equity awards granted to our named executive officers on an individual basis. Our Chief Executive Officer has been delegated the authority to approve stock options and other equity-based awards to our non-executive employees not to exceed 80,000 shares to any one individual, in the aggregate, per calendar year.

Each year, Cognex determines the equity-based awards to be granted to current employees in the form of annual grants by considering, among other factors, the impact of the awards on shareholder dilution. We have always been, and will continue to be, sensitive to shareholders’ concerns about the increase in the number of outstanding shares caused by new grants. In that regard, we have kept the number of underlying shares granted each year relatively flat between 2011 and 2019 (disregarding the impact of stock splits effected through the issuance of stock dividends), with decreases commencing in 2020 due primarily to the introduction of RSUs into our equity award program. In 2022, our equity-based awards consisted of only 1.26% of our average outstanding shares. We have also reduced share dilution by repurchasing Cognex stock on the open market during that period. As a result, the number of outstanding shares has decreased by about 0.3% from 2014 to 2022 (disregarding the impact of stock splits effected through the issuance of stock dividends). We intend to continue to actively manage our use of shares each year.

Each of our named executive officers participated in our annual equity-award grants, which were completed in the first quarter of 2022. Grant amounts are determined based on, among other factors, levels of responsibility and the desire to retain our most valuable employees. The annual grants were consistent with the vesting schedules and expiration dates of the majority of grants made to our other employees.

Our policy is to grant equity-based awards on certain fixed dates. If any such date falls within a designated quiet period, then the grants will instead be made on the first Monday following the completion of the quiet period. If Nasdaq is closed on the appropriate Monday as described above, then the grants will instead be made on the next day that Nasdaq is open for trading. The Compensation/Stock Option Committee retains the discretion to grant equity-based awards at such other times as it may otherwise deem appropriate. The exercise price for all stock options granted equals the closing price of our common stock on Nasdaq on the date of grant.

The Compensation/Stock Option Committee believes that the primary purpose of equity-based awards is to align employee interests with the interests of our shareholders, and to provide our employees, including our named executive officers, with incentives to increase shareholder value over time. Starting in 2021, the company transitioned equity grants for named executive officers away from only stock options to more RSUs that generally vest upon three or four years of continuous employment or incrementally over such three or four year periods. Factors for doing this include the cost to the company, shareholder dilution considerations and our ability to recruit, retain and motivate our senior employees.

We also introduced performance-based RSUs (“PRSUs”) for Mr. Willett in 2022. One third of Mr. Willett’s 2022 annual equity grant (based on grant date fair value) was in the form of PRSUs. The vesting of Mr. Willett’s PRSUs is based on (i) the percentile rank of the company’s total shareholder return (“TSR”) against the TSR of the companies within the S&P Composite 1500 Electronic Equipment, Instruments & Components index (or a comparable index if such index is materially changed or discontinued) (“PRSU Index TSR”) over a three-year measurement period, (ii) multiplied by a performance multiplier, as follows: if the company’s TSR is below the 25th percentile of the PRSU Index TSR, none of the PRSUs will vest; if the company’s TSR is at the 25th percentile of the PRSU Index TSR, 50% of the target PRSU shares will vest; if the company’s TSR is at the 55th percentile of the PRSU Index TSR, 100% of the target PRSU shares will vest; if the company’s TSR is at or above the 75th percentile of the PRSU Index TSR, 150% of the target PRSU shares will vest; and if the company’s TSR ranks between a designated performance percentile, the performance multiplier will be determined using linear interpolation. If the company’s TSR is a negative percentage, regardless of the percentile achieved, the performance multiplier will be a maximum of 100%. The vesting of the PRSUs in all cases is subject to Mr. Willett’s continued service with the company. We believe that PRSUs further align the interests of Mr. Willett with building shareholder value and improving corporate performance over the long term.

Change of control transactions typically represent events where our shareholders are realizing the value of their equity interests in our company. We believe it is appropriate for our named executive officers to share in this realization of shareholder value. All equity award agreements covering the unvested equity awards held by Mr. Todgham and the February 2019 and February 2020 options held by Ms. DiPalma provide for such equity awards to vest immediately upon a “change of control” of Cognex, which is defined as a corporate transaction in which the holders of Cognex common stock before the transaction control less than 51% of the stock of Cognex or any successor corporation after the transaction. In providing for the immediate vesting of these equity awards, the Compensation/Stock Option Committee noted that, given their roles with Cognex at the time of the grants, it was unlikely that Mr. Todgham’s or Ms. DiPalma’s employment with Cognex would be continued following a change of control transaction. Further, Mr. Willett’s February 2022 PRSU agreement provides that the PRSUs will vest immediately upon a “change of control” of Cognex, with such number of vested PRSUs to be calculated based on the applicable performance multiplier determined by the percentile rank of the company’s TSR against the PRSU Index TSR over a measurement period concluding on the date immediately prior to such change of control. All stock option and RSU agreements covering unvested RSU and option awards held by Mr. Willett, as well as Mr. Gerst’s October 2020 and February 2022 option agreements and February 2022 RSU agreement, Ms. DiPalma’s October 2020 and February 2022 option agreements and February 2022 RSU agreement, and Mr. Kuechen’s August 2022 option agreement covering unvested options and RSUs are subject to immediate vesting if there is both a “change in control” of Cognex and the respective executive officer’s employment is involuntarily terminated within twelve months following such transaction.

Executive Stock Ownership Guidelines

In February 2022, the Compensation/Stock Option Committee approved stock ownership guidelines for our named executive officers based on our belief that stock ownership further aligns the interests of our named executive officers with those of our shareholders. These guidelines provide that each named executive officer is expected to accumulate and hold an amount of qualifying shares equal to (i) three times base salary for our CEO and (ii) two times base salary for all other named executive officers. The ownership requirement may be satisfied through (i) shares of Cognex common stock (whether granted by the company as an equity award or purchased by the named executive officer independently), and/or (ii) RSUs granted by the company to the named executive officer that vest over a specified time period, in each case the value of which is calculated based on the closing price of our common stock on the on the date of determining compliance with the minimum stock ownership guidelines. Named executive officers have five years from the later of the adoption of the policy or their hire or promotion (as applicable) to achieve the requisite level of ownership under these guidelines. Compliance is measured as of the last day of each fiscal year. As of the Record Date, the Board believes that all of our named executive officers are making satisfactory progress toward compliance with our stock ownership guidelines on or before their applicable deadline.

COMPENSATION/STOCK OPTION COMMITTEE REPORT

The Compensation/Stock Option Committee administers the compensation program for Cognex’s executive officers. The Compensation/Stock Option Committee is composed of Directors who qualify as “independent” under the applicable listing standards of Nasdaq.

The Compensation/Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on that review and discussion, the Compensation/Stock Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report has been approved by all members of the Compensation/Stock Option Committee.

COMPENSATION/STOCK OPTION COMMITTEE

Theodor Krantz, Chairman
John T.C. Lee
Dianne M. Parrotte
Anthony Sun

EXECUTIVE OFFICERS

Our executive officers as of December 31, 2022 included Robert J. Willett, Paul D. Todgham, Carl W. Gerst III, Sheila M. DiPalma and Joerg Kuechen. Biographical information regarding Mr. Willett is provided in Proposal 1: Election of Directors under the heading “Information Regarding Directors.”

Mr. Todgham, 47, joined Cognex as its Senior Vice President of Finance and Chief Financial Officer in March 2020. Prior to Cognex, Mr. Todgham served as the Senior Vice President of Finance for Levi Strauss & Company (LEVI), a publicly held company listed on the New York Stock Exchange. From 2014 to 2020, Mr. Todgham served in a variety of senior finance and strategy roles at Levi’s involving corporate development, operational planning, and financial oversight. For the three years prior to joining Levi’s, Mr. Todgham worked for Ross Stores, Inc. (ROST), also a publicly held company listed on Nasdaq, in senior finance and strategy roles. Mr. Todgham holds a Bachelor of Arts in Applied Mathematics from Harvard University, a Master of Philosophy in Economics from the University of Cambridge and a Master of Business Administration from Stanford University’s Graduate School of Business.

Ms. DiPalma, 56, joined Cognex in 1992 as Senior Reporting Accountant. She served for more than 20 years in a series of roles with increasing responsibility in the Finance Department, including six years as Cognex Treasurer, before transitioning to Employee Services in 2016. Ms. DiPalma was promoted to Senior Vice President of Employee Services and became a named executive officer in 2017. Ms. DiPalma was promoted to Executive Vice President of Employee Services in October 2020. In addition, since 2021, Ms. DiPalma has served as Cognex’s Chief Culture Officer. Prior to joining Cognex, Ms. DiPalma was a member of the audit firm PricewaterhouseCoopers. She holds a Bachelor of Science degree in Accounting from Boston College, a Master of Science degree in Taxation from Bentley College, and is a Certified Public Accountant.

Mr. Gerst, 55, joined Cognex in 1999 and worked in a number of product-focused roles before being promoted to Senior Vice President of the ID Products Business Unit in 2014. Following 2014, Mr. Gerst’s leadership role continued into Vision Products and Global Marketing Communications. He was promoted to Executive Vice President of Vision and ID Products in October 2020. Prior to joining Cognex, Mr. Gerst worked as a hardware engineer, sales engineer and product marketing manager for Hand Held Products, which is now part of Honeywell’s Safety and Productivity Solutions. Mr. Gerst holds a Bachelor of Science in Electrical Engineering from Clarkson University and a Master of Business Administration from the Simon Business School at the University of Rochester.

Mr. Kuechen, 52, joined Cognex in 2003 through the acquisition of Gavitec AG, which Mr. Kuechen founded. At Cognex, Mr. Kuechen has led the acquisition and integration of several technology businesses, while also leading Cognex’s Advanced Vision Technology team. In June 2022, Mr. Kuechen was appointed Chief Technology Officer. Mr. Kuechen holds a Master of Business Administration from the University of Chicago Booth School of Business and a Bachelor of Science in Communications Engineering from RWTH Aachen University.

EXECUTIVE COMPENSATION

Summary Compensation Table—2022

The following table sets forth the total compensation awarded to, earned by or paid to our Chief Executive Officer and our other executive officers in fiscal years 2020, 2021 and 2022 (who we refer to collectively as the “named executive officers”).

Name and Principal Position	Year	Salary (1)		Stock Awards (2)		Option Awards (2)	Non-Equity Incentive Plan Compensation (1)	All Other Compensation		Total Compensation
Robert J. Willett	2022	$672,000		$2,067,044	(3)	$4,133,755	$372,397	$12,228		$7,257,424
President and Chief Executive Officer	2021	$651,334		$2,033,544		$4,153,512	$3,687,250	$8,880		$10,534,520
	2020	$173,469	(4)	$—		$3,322,440	(4)	$11,652		$3,507,561
Paul D. Todgham (5)	2022	$410,385		$743,220		$1,500,282	$97,006	$11,465		$2,762,358
Senior Vice President and Chief Financial Officer	2021	$384,135		$745,489		$749,919	$487,927	$9,250		$2,376,720
	2020	$308,804		$2,019,500		$1,380,631	$394,369	$326,752		$4,430,056
Carl W. Gerst III (6)	2022	$336,154		$825,452		$1,667,302	$94,604	$13,228		$2,963,740
Executive Vice President Vision and ID Products	2021	$316,211		$—		$—	$419,973	$25,966		$762,150
	2020	$284,710		$—		$5,403,992	$240,446	$9,639		$5,938,787
Sheila M. DiPalma	2022	$310,154		$495,501		$1,000,176	$74,651	$11,159		$1,891,641
Chief Culture Officer and EVP Employee Services	2021	$301,154		$—		$—	$410,438	$10,659		$722,251
	2020	$277,773		$—		$3,825,970	$260,135	$5,892		$4,369,770
Joerg Kuechen (7)	2022	$296,923		$545,013		$1,855,419	$72,520	$26,035	(8)	$2,795,910
Chief Technology Officer

(1)	Salary and bonus amounts are presented in the year earned. The payment of such amounts may have occurred in other years (i.e., 2023).
(2)

Amounts listed in this column represent the grant date fair value of option awards and RSUs, as applicable. The methodology and assumptions used to calculate the grant date fair value are described in “Note 16, Stock-Based Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Cognex recognizes the grant date fair value of options and RSUs as an expense for financial reporting purposes over the service-based vesting period. The grant date fair value of PRSUs is calculated using a Monte Carlo simulation model to estimate the probability of satisfying the service and market conditions stipulated in the award grant. No equity award grants to a named executive officer were forfeited in 2020, 2021 or 2022.

(3)

The amount reported in the table is the grant date fair value of Mr. Willett’s PRSU award, assuming probable achievement. The grant date fair value of Mr. Willett’s PRSU award, assuming the highest level of performance condition achievement, is $3,196,823.

(4)

On May 26, 2020, Cognex’s Board of Directors approved a restructuring plan intended to reduce Cognex’s operating costs, optimize its business model and address the impact of the COVID-19 pandemic. As part of this plan, Mr. Willett agreed to temporarily suspend his salary between June 1, 2020 and December 31, 2020. In addition, as part of the restructuring plan, Mr. Willett was not eligible for a 2020 bonus.

(5)	Mr. Todgham became the Senior Vice President of Finance and Chief Financial Officer of the company on March 9, 2020.
(6)	Mr. Gerst was promoted to Executive Vice President, an executive officer role at Cognex, on October 30, 2020.
(7)	Mr. Kuechen was appointed Chief Technology Officer, an executive officer role at Cognex, in June 2022.
(8)	Includes a one-time cash payment of $15,000 for travel, lodging and entertainment for Mr. Kuechen’s 20-year Perseverance Award, which all Cognex employees are eligible to receive.

Grants of Plan-Based Awards Table—2022

The following table sets forth information regarding non-equity incentive plans and equity award grants to our named executive officers in fiscal year 2022.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise Price of Option Awards (Per Share)	Grant Date Fair Value of Stock and Option Awards (3)
Name	Grant Date	Thres- hold	Target	Maximum	Thres- hold	Target	Maximum
Robert J. Willett	—	$0	$1,075,000	$3,762,500	—	—	—	—	—	—	—
	2/22/2022	—	—	—	16,359	33,078	49,617	—	—	—	$2,067,044
	2/22/2022	—	—	—	—	—	—	—	185,254	$64.43	$4,133,755
Paul D. Todgham	—	$0	$280,000	$630,000	—	—	—	—	—	—	—
	2/22/2022	—	—	—	—	—	—	11,641	—	—	$743,220
	2/22/2022	—	—	—	—	—	—	—	67,235	$64.43	$1,500,282
Carl W. Gerst III	—	$0	$280,000	$700,000	—	—	—	—	—	—	—
	2/22/2022	—	—	—	—	—	—	12,929	—	—	$825,452
	2/22/2022	—	—	—	—	—	—	—	74,720	$64.43	$1,667,302
Sheila M. DiPalma	—	$0	$215,000	$537,500	—	—	—	—	—	—	—
	2/22/2022	—	—	—	—	—	—	7,761	—	—	$495,501
	2/22/2022	—	—	—	—	—	—	—	44,823	$64.43	$1,000,176
Joerg Kuechen	—	$0	$200,000	$450,000	—	—	—	—	—	—	—
	2/22/2022	—	—	—	—	—	—	8,459	—	—	$545,013
	2/22/2022	—	—	—	—	—	—	—	49,530	$64.43	$1,105,212
	8/4/2022	—	—	—	—	—	—	—	39,894	$47.95	$750,207

(1)

The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts, respectively, that are payable under Cognex’s annual company bonus program as described under the heading “Compensation Discussion and Analysis.” The actual payout with respect to 2022 for each named executive officer is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)

The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum vesting amounts, respectively, of the PRSUs as described under the heading “Compensation Discussion and Analysis.”

(3)

Amounts listed in this column represent the grant date fair value of option awards, RSUs and PRSUs, as applicable. The methodology and assumptions used to calculate the grant date fair value are described in “Note 16, Stock-Based Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Cognex recognizes the grant date fair value of options and RSUs as an expense for financial reporting purposes over the service-based vesting period. The grant date fair value of PRSUs is calculated using a Monte Carlo simulation model to estimate the probability of satisfying the service and market conditions stipulated in the award grant.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Compensation to our named executive officers consists primarily of salary, bonus and equity-based awards as well as other benefits which are also available to Cognex employees generally. These benefits include company-paid basic group term life insurance, basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, tuition reimbursement, and benefits consistent with our “Work Hard, Play Hard, Move Fast” culture such as Perseverance Awards, which reward employee longevity, commitment, and loyalty. Cognex’s executive compensation policies, pursuant to which the compensation set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table was paid or awarded, are described under the heading “Compensation Discussion and Analysis.”

During 2022, Mr. Willett’s annual base salary was increased from $650,000 to $676,000, Mr. Todgham’s annual base salary was increased from $385,000 to $415,000, Ms. DiPalma’s annual base salary was increased from $300,000 to $312,000, and Mr. Gerst’s annual base salary was increased from $315,000 to $340,000. Mr. Kuechen, who was appointed Chief Technology Officer in June 2022, received an annual base salary of $300,000.

Cognex provides each named executive officer with the opportunity to earn a cash bonus pursuant to a performance-based annual company bonus program that is based first on the achievement of the consolidated financial goal set forth in Cognex’s annual budget related to operating income as a percentage of revenue (we refer to this metric as “operating margin”), and then on the achievement of individual performance goals, which are also established annually. The Compensation/Stock Option Committee approves the target bonus for each named executive officer. For 2022, the target bonus for Mr. Willett was $1,075,000, with the opportunity to earn 0-350% of this amount; the target bonus for Mr. Todgham was $280,000, with the opportunity to earn 0-225% of this amount; the target bonus for Ms. DiPalma was $215,000, with the opportunity to earn 0-250% of this amount; the target bonus for Mr. Gerst was $280,000, with the opportunity to earn 0-250% of this amount; and the target bonus for Mr. Kuechen was $200,000, with the opportunity to earn 0-225% of this amount.

Cognex’s actual consolidated operating margin for 2022 bonus purposes was 24.4%, which was below the target percentage as determined by the Board of 31.4%, but above the minimum. As a result, each of our named executive officers was eligible to receive up to 36% of the pro-rata portion of his or her bonus target depending on the achievement of his or her individual performance goals.

During 2022, Mr. Willett, Mr. Todgham, Ms. DiPalma, Mr. Gerst and Mr. Kuechen participated in our annual equity-award grants, which were completed in the first quarter of 2022. Mr. Kuechen received an additional option grant in connection with his appointment to Chief Technology Officer in August 2022. Grant amounts are determined based on, among other factors, levels of responsibility and the desire to retain our most valuable employees. The annual grants were consistent with the vesting schedules and expiration dates of the majority of grants made to our other employees. A total of 2,166,854 options and RSUs (including the PRSUs awarded to Mr. Willett (at target)) were granted to Cognex employees in fiscal year 2022.

Option Exercises and Stock Vested Table—2022

The following table sets forth the amounts realized in fiscal year 2022 by our named executive officers as a result of option exercises or vesting of RSUs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Robert J. Willett	—	$—	4,522	$289,951
Paul D. Todgham	—	$—	13,325	$895,350
Carl W. Gerst III	—	$—	—	$—
Sheila M. DiPalma	—	$—	—	$—
Joerg Kuechen	—	$—	1,080	$69,250

(1)

The value realized on exercise represents the difference between the exercise price of the stock option and the trading price of our common stock on Nasdaq upon exercise of the stock option, multiplied by the number of shares underlying the option exercised. None of the named executive officers exercised stock options in 2022.

(2)	The value realized on vesting represents the closing market price of our common stock on Nasdaq on the vesting date of the RSUs, multiplied by the number of shares vesting.

Outstanding Equity Awards at Fiscal Year-End—2022

The following table sets forth the number of RSUs and options to purchase shares of our common stock held by our named executive officers on December 31, 2022.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of RSUs That Have Not Vested	Market Value of Shares Underlying RSUs That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned RSUs That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned RSUs That Have Not Vested (2)	Footnote
Robert J. Willett	180,000	—	$38.39	2/21/2027	—	$—	—	$—
	72,000	18,000	$56.44	2/20/2028	—	$—	—	$—	3
	108,000	72,000	$51.49	2/19/2029	—	$—	—	$—	4
	72,000	108,000	$50.94	2/18/2030	—	$—	—	$—	5
	24,705	98,816	$90.50	2/16/2031	—	$—	—	$—	6
	—	185,254	$64.43	2/22/2032	—	$—	—	$—	12
	—	—	$—	—	18,086	$852,031	—	$—	7
	—	—	$—	—	—	$—	33,078	$1,558,305	13
Paul D. Todgham	—	—	$—	—	11,666	$549,585	—	$—	8
	—	70,000	$57.70	4/29/2030	—	$—	—	$—	9
	4,461	17,841	$90.50	2/16/2031	—	$—	—	$—	6
	—	67,235	$64.43	2/22/2032	—	$—	—	$—	12
	—	—	$—	—	6,630	$312,339	—	$—	7
	—	—	$—	—	11,641	$548,408	—	$—	14
Carl W. Gerst III	10,000	10,000	$56.44	2/20/2028	—	$—	—	$—	3
	20,000	40,000	$51.49	2/19/2029	—	$—	—	$—	4
	20,000	60,000	$50.94	2/18/2030	—	$—	—	$—	5
	40,000	110,000	$65.90	10/30/2030	—	$—	—	$—	10
	—	74,720	$64.43	2/22/2032	—	$—	—	$—	12
	—	—	$—	—	12,929	$609,085	—	$—	14
Sheila M. DiPalma	12,500	—	$38.39	2/21/2027	—	$—	—	$—
	24,000	—	$62.48	11/1/2027	—	$—	—	$—
	40,000	—	$62.48	11/1/2027	—	$—	—	$—
	32,000	32,000	$51.49	2/19/2029	—	$—	—	$—	4
	32,000	48,000	$50.94	2/18/2030	—	$—	—	$—	5
	32,000	68,000	$65.90	10/30/2030	—	$—	—	$—	11
	—	44,823	$64.43	2/22/2032	—	$—	—	$—	12
	—	—	$—	—	7,761	$365,621	—	$—	14
Joerg Kuechen	12,500	—	$38.39	2/21/2027	—	$—	—	$—
	20,000	10,000	$56.44	2/20/2028	—	$—	—	$—	3
	15,000	30,000	$51.49	2/19/2029	—	$—	—	$—	4
	32,000	48,000	$50.94	2/18/2030	—	$—	—	$—	5
	5,898	23,588	$90.50	2/16/2031	—	$—	—	$—	6
	—	49,530	$64.43	2/22/2032	—	$—	—	$—	12
	—	39,894	$47.95	8/4/2032	—	$—	—	$—	15
	—	—	$—	—	4,317	$203,374	—	$—	7
	—	—	$—	—	8,459	$398,503	—	$—	14

(1)

Market value of RSUs in this column are determined by multiplying the number of RSUs that have not vested by $47.11, the closing price of Cognex’s common stock on December 30, 2022, the last trading day of the year.

(2)

Market value of PRSUs in this column are determined by multiplying the target number of PRSUs by $47.11, the closing price of Cognex’s common stock on December 30, 2022, the last trading day of the year.

(3)	Options become exercisable in five equal annual installments beginning on February 20, 2019.
(4)	Options become exercisable in five equal annual installments beginning on February 19, 2020.
(5)	Options become exercisable in five equal annual installments beginning on February 18, 2021.
(6)	Options become exercisable in approximately five equal annual installments beginning on February 16, 2022.
(7)	RSUs vest in annual installments of 20%, 30%, and 50% beginning on February 16, 2022.
(8)	RSUs vest in three equal annual installments beginning on April 29, 2021.
(9)	Options become exercisable in three approximately equal annual installments beginning on April 29, 2023.
(10)	100,000 options become exercisable in five equal annual installments beginning on October 30, 2021, and the remaining 50,000 options become exercisable in one installment on October 30, 2025.
(11)	80,000 options become exercisable in five equal annual installments beginning on October 30, 2021, and the remaining 20,000 options become exercisable in one installment on October 30, 2025.
(12)	Options become exercisable in approximately five equal annual installments beginning on February 22, 2023.
(13)

PRSUs vest on February 22, 2025 based on (i) the percentile rank of company’s TSR against the PRSU Index TSR over a three-year measurement period, (ii) multiplied by a performance multiplier, as follows: if the company’s TSR is in below the 25th percentile of the PRSU Index TSR, none of the PRSUs will vest; if the company’s TSR is at the 25th percentile of the PRSU Index TSR, 50% of the target PRSU shares will vest; if the company’s TSR is at the 55th percentile of the PRSU Index TSR, 100% of the target PRSU shares will vest; if the company’s TSR is at or above the 75th percentile of the PRSU Index TSR, 150% of the target PRSU shares will vest; and if the company’s TSR ranks between a designated performance percentile, the performance multiplier will be determined using linear interpolation. If the company’s TSR is a negative percentage, regardless of the percentile achieved, the performance multiplier will be a maximum of 100%. The vesting of the PRSUs in all cases is subject to Mr. Willett’s continued service with the company.

(14)	RSUs vest in annual installments of 20%, 30%, and 50% beginning on February 22, 2023.
(15)	Options become exercisable in two equal annual installments beginning on August 4, 2026.

EMPLOYMENT AGREEMENT WITH ROBERT J. WILLETT

We entered into an employment agreement with Mr. Willett in June 2008 when he joined our company as Executive Vice President and President of the Modular Vision Systems Division, which entitles him to receive benefits that are available to Cognex employees generally.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

All equity award agreements covering the unvested equity awards held by Mr. Todgham and the February 2019 and February 2020 options held by Ms. DiPalma provide for such equity awards to vest immediately upon a “change of control” of Cognex, which is defined as a corporate transaction in which the holders of Cognex common stock before the transaction control less than 51% of the stock of Cognex or any successor corporation after the transaction. In providing for the immediate vesting of these equity awards, the Compensation/Stock Option Committee noted that, given their roles with Cognex at the time of the grants, it was unlikely that Mr. Todgham’s or Ms. DiPalma’s employment with Cognex would be continued following a change of control transaction. Further, Mr. Willett’s February 2022 PRSU agreement provides that the PRSUs will vest immediately upon a “change of control” of Cognex, with such number of vested PRSUs to be calculated based on the applicable performance multiplier determined by the percentile rank of the company’s TSR against the PRSU Index TSR over a measurement period concluding the date immediately prior to such change of control.

All stock option and time-based RSU agreements covering unvested RSU and option awards held by Mr. Willett, as well as Mr. Gerst’s October 2020 and February 2022 option agreements and February 2022 RSU agreement, Ms. DiPalma’s October 2020 and February 2022 option agreements and February 2022 RSU agreement, and Mr. Kuechen’s August 2022 option agreement covering unvested options and RSUs, provide for any unvested portion of such equity awards held by each respective executive officer to become fully vested if the following two conditions are met: 1) there is a “change in control” of Cognex (as defined above) and 2) one’s employment is involuntarily terminated within twelve months following such transaction. One’s employment will be considered to be involuntarily terminated if Cognex terminates one’s employment without “cause” or the executive resigns his or her employment for “good reason.” “Cause” means the willful and continued failure to perform substantially his or her duties with Cognex (other than any failure resulting from incapacity due to physical or mental illness), or his or her willful engagement in illegal conduct or gross misconduct which is materially injurious to Cognex. “Good reason” means a material diminution in his or her duties or responsibilities (excluding for this purpose any diminution related solely to Cognex ceasing to be a public reporting company), or the requirement to be based at any office or location that is more than 50 miles from his or her current office.

The following table indicates the amount of unvested options and restricted stock units held by each named executive officer that would become fully vested assuming a change of control of Cognex occurred on December 31, 2022, and, with respect to the options and time-based RSUs granted to Mr. Willett, the options granted to Mr. Gerst and Ms. DiPalma in October 2020 and February 2022, the RSUs granted to Mr. Gerst and Ms. DiPalma in February 2022, and the options granted to Mr. Kuechen in August 2022, the termination of the executive’s employment occurred in the circumstances described above on December 31, 2022 following a change of control. These amounts are estimates only and do not necessarily reflect the actual number of shares that would vest or their value, which would only be known at the time that the individual becomes entitled to the accelerated vesting of his or her options and RSUs.

Name	Number of Restricted Stock Units That Would Have Accelerated Vesting (1)(2)	Value of Restricted Stock Units That Would Have Accelerated Vesting (3)	Number of Option Shares That Would Have Accelerated Vesting	Value of Option Shares That Would Have Accelerated Vesting (4)
Robert J. Willett	18,086	$852,031	482,070	$—
Paul D. Todgham	29,937	$1,410,332	155,076	$—
Carl W. Gerst III	12,929	$609,085	184,720	$—
Sheila M. DiPalma	7,761	$365,621	192,823	$—
Joerg Kuechen	—	$—	39,894	$—

(1)

PRSUs shown in this column reflect the target number of PRSUs multiplied by the performance multiplier applicable to the percentile rank of the company’s TSR against the PRSU Index TSR as of December 30, 2022, the last business day of the year.

(2)	RSUs shown in this column reflect the number of unvested RSUs held by the named executive officer on December 30, 2022, the last business day of the year.
(3)

Amount shown in this column is based on multiplying (i) with respect to the RSUs granted to Mr. Todgham, the number of RSUs that would have accelerated vesting assuming a change of control of Cognex occurred on December 30, 2022, the last business day of the year, or (ii) with respect to the time-based RSUs granted to Mr. Willett and the RSUs granted to Mr. Gerst and Ms. DiPalma in February 2022, the number of RSUs that would have accelerated vesting assuming a change of control of Cognex occurred within the twelve months prior to December 30, 2022, the last business day of the year, and the executive’s employment was involuntarily terminated on December 30, 2022, the last business day of the year (as described above), by $47.11, the closing price of our common stock on Nasdaq on December 30 2022, the last trading day of the year.

(4)

Amounts shown in this column are based on multiplying (i) with respect to the options held by Mr. Todgham, and the options awards granted to Ms. DiPalma in February 2019 and February 2020, the number of options shares that would have accelerated vesting assuming a change of control of Cognex occurred on December 30, 2022, the last business day of the year, or (ii) with respect to the option awards granted to Mr. Gerst in October 2020 and February 2022, the option awards granted to Ms. DiPalma in October 2020 and February 2022 and the option award granted to Mr. Kuechen in August 2022, the number of options that would have accelerated vesting assuming a change of control of Cognex occurred within the twelve months prior to December 30, 2022 and the executive’s employment was involuntarily terminated on December 30, 2022, the last business day of the year (as described above), by the positive difference, if any, between $47.11, the closing price of our common stock on Nasdaq on December 30, 2022, the last trading day of the year, and the exercise prices for such option shares.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Robert J. Willett, our President and Chief Executive Officer. For 2022, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than our Chief Executive Officer) was $90,456; and

•	The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included elsewhere in this proxy statement, was $7,257,424.

Based on this information, for 2022, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was approximately 80 to 1.

We believe our CEO Pay Ratio for 2022 demonstrates our pay-for-performance philosophy. Our compensation program consists of both fixed and variable components, and is designed to motivate all employees to produce superior short- and long-term corporate performance. The approximate ratio of our CEO’s salary to the salary of our median employee was just 7 to 1, which is significantly lower than the total compensation ratio above because the fixed portion of our CEO’s compensation is positioned at the 25th percentile of the company’s peer group. Given our CEO’s level of responsibility, experience and potential, the Compensation/Stock Option Committee awards him a mix of compensation with a higher variable component (i.e., annual company bonus and stock option awards) that is based upon individual, company and stock price performance. As a result, a substantial percentage of our CEO’s total compensation is at risk every year, providing him with greater incentive to increase shareholder value and improve corporate performance over the long term.

We determined our “median employee” during 2021 for purposes of determining our CEO Pay Ratio as disclosed in our proxy statement for our 2022 Annual Meeting of Shareholders. The applicable SEC rules require us to identify a “median employee” only once every three years, as long as there have been no material changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our CEO pay ratio disclosure. Because there have been no material changes in our employee population or employee compensation arrangements that we believe would significantly impact the company’s CEO pay ratio disclosure, we are using the same “median employee” for our CEO Pay Ratio for 2022 that we used for our 2021 CEO Pay Ratio, although we have updated the calculation of the total compensation earned by that employee for 2022.

To identify the “median employee” for 2021, we took the following steps:

•

We selected October 2, 2021, which is within the last three months of 2021, as the date upon which we would identify the median employee to allow sufficient time to identify the median employee given the global scope of our operations.

•

We determined that, as of October 2, 2021, our employee population consisted of approximately 2,253 individuals working for Cognex and its consolidated subsidiaries, with approximately 41% of these individuals located in the United States, 33% in Asia and 26% in Europe. This population consisted of our full-time, part-time and temporary employees. We do not have seasonal employees, and we excluded independent contractors.

•

To identify the median employee from our employee population, we examined the annual base salary, annual bonus target and annual sales commissions for 2021 for all full-time, part-time and temporary employees employed by Cognex and its consolidated subsidiaries at the start of business on October 2, 2021. We believe these pay elements are appropriate because it was impractical to gather actual data from multiple payroll systems utilized to pay our worldwide workforce, and the actual achievement of the variable portion of compensation can vary widely from year to year.

•	No adjustments were made for cost-of-living differences.

•	An average 2021 U.S. dollar exchange rate was applied to compensation reported in a foreign currency.

All employees except for our CEO were ranked from lowest to highest with the median determined from this list.

a.

With respect to the annual total compensation of our median employee, we combined all of the elements of such employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $90,456.

b.

With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table included in this proxy statement under the heading “Executive Compensation”.

Pay Versus Performance
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between total compensation “actually paid” to Robert J. Willett, our President and Chief Executive Officer, and our named executive officers (as calculated in accordance with Item 402(v) of Regulation
S-K)
and certain financial performance measures.

Year	Summary compensation table total for CEO (1)	Compensation actually paid to CEO (1)(2)(3)	Average summary compensation table total for non-CEO named executive officers (NEOs) (4)	Average compensation actually paid for non-CEO NEOs (3)(4)(5)	Value of initial fixed $100 investment based on:

					Total shareholder return (TSR)	Peer group TSR (6)	Net Income	Operating Margin (7)
2022	$7,257,424	($3,658,243)	$2,596,662	$(2,512,158)	$89.67	$100.58	$215,525,000	24.4%
2021	$10,534,520	$9,476,831	$1,019,293	$1,022,790	$147.25	$165.34	$279,881,000	30.4%
2020	$3,507,561	$10,822,671	$3,217,496	$6,041,660	$151.56	$139.59	$176,186,000	21.0%

(1)	Robert J. Willett was CEO in all of 2020, 2021 and 2022.
(2)	Mr. Willett’s compensation “actually paid” as presented above is calculated by deducting and adding the following amounts, in each case in accordance with Item 402(v)(2)(C) of Regulation S-K:

CEO Compensation “Actually Paid”	2022	2021	2020
Summary Compensation Table total for the covered fiscal year	$7,257,424	$10,534,520	$3,507,561
Less , Grant date fair value of awards reported in the Summary Compensation Table for the covered fiscal year	$6,200,799	$6,187,056	$3,322,440
Plus , Year-end fair value of awards granted for the covered fiscal year that were outstanding and unvested as of the end of the covered fiscal year	$3,294,711	$4,781,517	$7,043,400
Plus , Change in fair value of awards granted in prior years that were outstanding and unvested as of the end of the covered fiscal year (from prior fiscal year-end to covered fiscal year-end)	($6,805,316)	($363,960)	$4,023,900
Plus , Change in fair value of awards granted in prior years that vested in the covered fiscal year (from prior fiscal year-end to vesting date)	($1,204,263)	$711,810	($429,750)

Total Adjustments	($10,915,667)	($1,057,689)	$7,315,110

(3)
In 2020, 2021 and 2022, neither our CEO nor any
non-CEO
NEO had any awards that vested in the same year that they were granted, any awards granted in prior years that failed to meet the applicable vesting conditions, or any dividends or other earnings paid on equity awards in the covered fiscal year prior to vesting that are not reflected in total compensation for the applicable year, and therefore, no adjustments for those items were included in calculating compensation “actually paid.” Further, in 2020, 2021 and 2022, neither our CEO nor any non-CEO
NEO received any benefit under any defined benefit and actuarial plans and therefore, no adjustments for those items were included in calculating compensation “actually paid.”

(4)
In 2020, the
non-CEO
NEOs consisted of Robert J. Shillman, Paul D. Todgham, Carl W. Gerst III, Sheila M. DiPalma and Laura A. MacDonald. In 2021, the
non-CEO
NEOs consisted of Robert J. Shillman, Paul D. Todgham, Carl W. Gerst III and Sheila M. DiPalma. In 2022, the
non-CEO
NEOs consisted of Paul D. Todgham, Carl W. Gerst III, Sheila M. DiPalma and Joerg Kuechen.

(5)	Average non-CEO NEO compensation “actually paid” as presented above is calculated by deducting and adding the following amounts, in each case in accordance with Item 402(v)(2)(C) of Regulation S-K:

Average Non-CEO NEO Compensation “Actually Paid”	2022	2021	2020
Summary Compensation Table total for the covered fiscal year	$2,596,662	$1,019,293	$3,217,496
Less , Grant date fair value of awards reported in the Summary Compensation Table for the covered fiscal year	$2,158,091	$373,852	$2,682,912
Plus , Year-end fair value of awards granted for the covered fiscal year that were outstanding and unvested as of the end of the covered fiscal year	$1,382,138	$297,237	$4,517,875
Plus , Change in fair value of awards granted in prior years that were outstanding and unvested as of the end of the covered fiscal year (from prior fiscal year-end to covered fiscal year-end)	($3,519,480)	($183,252)	$1,098,685
Plus , Change in fair value of awards granted in prior years that vested in the covered fiscal year (from prior fiscal year-end to vesting date)	($813,386)	$263,363	($109,485)

Total Adjustments	($5,108,820)	$3,497	$2,824,163

(6)
Peer group total shareholder return shown in this column reflects the cumulative total shareholder return of the Research Data Group, Inc. Nasdaq Lab Apparatus & Analytical, Optical, Measuring & Controlling Instrument (SIC 3820-3829 US Companies) Index (the “Peer Index”).

(7)
Operating margin is defined as our operating income as a percentage of revenue. While we consider numerous financial and non-financial
performance measures for the purpose of evaluating and determining executive compensation, we consider operating margin, which is a primary factor used to determine annual cash incentive compensation for our NEOs, to be the most important performance measure used to link compensation “actually paid” to the NEOs to company performance.

Compensation
“actually paid” to our CEO decreased from 2020 ($10,822,671) to 2021 ($9,476,831) as well as from 2021 ($9,476,831) to 2022 (-$3,658,243). Similarly, the average compensation “actually paid” to our non-CEO
NEOs decreased between 2020 ($6,041,660) and 2021 ($1,022,790) as well as from 2021 ($1,022,790) to 2022 (-$2,512,158). The company’s total shareholder return also decreased from 2020 ($151.56) to 2021 ($147.25) as well as from 2021 ($147.25) to 2022 ($89.67). While the company’s net income increased between 2020 ($176,186,000) and 2021 ($279,881,000), it decreased between 2021 ($279,881,000) and 2022 ($215,525,000). Finally, although the company’s operating margin improved between 2020 (21.0%) and 2021 (30.4%) due in part to a lower operating margin in 2020 because of restructuring activities that occurred following the outbreak of the
COVID-19
pandemic, the company’s operating margin decreased between 2021 (30.4%) and 2022 (24.4%).
Cognex’s TSR in 2020, 2021 and 2022 was $151.56, $147.25 and $89.67, respectively, while the TSR for the Peer Index in 2020, 2021 and 2022 was $139.59, $165.34 and $100.58, respectively. Since 2021, the TSR for the Peer Index has been stronger than Cognex’s TSR.
In October 2020, Mr. Gerst and Ms. DiPalma received a
one-time
special stock option grant in consideration of their respective promotions to Executive Vice President on October 30, 2020. Because of these special grants, each of Mr. Gerst and Ms. DiPalma was not eligible to receive an annual equity award in 2021. The decrease in average compensation to our non-CEO
NEOs between 2020 and 2021 was impacted by (i) the special stock option grant to Mr. Gerst and Ms. DiPalma in 2020, and (ii) Mr. Gerst and Ms. DiPalma being ineligible to receive an annual equity award in 2021.

For Mr. Willett, the financial performance measures that the company has determined are most important to link his compensation “actually paid” to the company’s performance are:

•	revenue;

•	operating income;

•	operating margin; and

•	relative TSR.
For our
non-CEO
NEOs, the financial performance measures that the company has determined are most important to link compensation “actually paid” to the company’s performance are:

•	revenue;

•	operating income; and

•	operating margin.
Further information regarding our executive compensation program is provided above under the heading “Compensation Discussion and Analysis.”

PROPOSAL 2: APPROVAL OF COGNEX CORPORATION

2023 STOCK OPTION AND INCENTIVE PLAN

Proposal

The Board of Directors believes that stock-based incentive awards play an important role in the success of the company by encouraging and enabling the employees, officers, non-employee directors and consultants of the company and its subsidiaries upon whose judgment, initiative and efforts the company largely depends for the successful conduct of its business to acquire a proprietary interest in the company. The Board of Directors believes that providing such persons with a direct stake in the company assures a closer identification of the interests of such individuals with those of the company and its shareholders, thereby stimulating their efforts on the company’s behalf and strengthening their desire to remain with the company.

On February 15, 2023, the Board adopted, subject to shareholder approval, the Cognex Corporation 2023 Stock Option and Incentive Plan (the “2023 Plan”). The 2023 Plan is designed to enhance the flexibility to grant equity awards to our officers, employees, non-employee directors and consultants and to ensure that we can continue to grant equity awards to eligible recipients at levels determined to be appropriate by the Board and/or the Compensation/Stock Option Committee. A copy of the 2023 Plan is attached as Appendix A to this proxy statement and is incorporated herein by reference.

As of December 31, 2022, there were stock options to acquire 8,466,700 shares of common stock outstanding under our equity compensation plans, with a weighted average exercise price of $51.56 and a weighted average remaining term of 6.13 years. In addition, as of December 31, 2022, there were 1,268,981 unvested full value awards with time-based vesting and 33,078 unvested full value awards with performance-based vesting outstanding under our equity compensation plans. Other than the foregoing, no awards were outstanding under our equity compensation plans as of December 31, 2022. As of December 31, 2022, there were 13,785,988 shares of common stock available for awards under the Cognex Corporation 2001 General Stock Option Plan, as amended and restated (the “2001 Plan”) and the Cognex Corporation 2007 Stock Option and Incentive Plan, as amended and restated (the “2007 Plan” and, together with the 2001 Plan, the “Prior Plans”). If the 2023 Plan is approved by our shareholders, we will no longer grant any awards under the Prior Plans.

Summary of Material Features of the 2023 Plan

The material features of the 2023 Plan are:

•	The maximum number of shares of common stock to be issued under the 2023 Plan is 8,100,000;

•

The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, cash-based awards, and dividend equivalent rights is permitted;

•

Shares tendered or held back for taxes will not be added back to the reserved pool under the 2023 Plan. Upon the exercise of a stock appreciation right that is settled in shares of common stock, the full number of shares underlying the award will be charged to the reserved pool. Additionally, shares we reacquire on the open market will not be added to the reserved pool under the 2023 Plan;

•	Stock options and stock appreciation rights will not be repriced in any manner without shareholder approval;

•	The value of all awards awarded under the 2023 Plan and all other cash compensation paid by us to any non-employee director in any calendar year may not exceed $750,000;

•	A minimum vesting period of one year is required for all equity awards, other than a limited number of excepted awards under the 2023 Plan;

•	Any dividends and dividend equivalent rights payable with respect to any equity award are subject to the same vesting provisions as the underlying award;

•	Any material amendment to the 2023 Plan is subject to approval by our shareholders; and

•	The term of the 2023 Plan will expire on May 3, 2033.

Based solely on the closing price of our common stock as reported by NASDAQ on the Record Date ($48.77) and the maximum number of shares that would have been available for awards as of such date under the 2023 Plan, the maximum aggregate market value of the common stock that could potentially be issued under the 2023 Plan is $395,037,000. The shares of common stock underlying any awards that are forfeited, canceled or otherwise terminated, other than by exercise, under the 2023 Plan will be added back to the shares of common stock available for issuance under the 2023 Plan. In addition, the shares of common stock underlying any awards under the Prior Plans that are forfeited, canceled or otherwise terminated, other than by exercise, will be added to the shares of common stock available for issuance under the 2023 Plan. Shares tendered or held back upon exercise of a stock option or settlement of an award under the 2023 Plan to cover the exercise price or tax withholding and shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right upon exercise thereof, will not be added back to the shares of common stock available for issuance under the 2023 Plan. In addition, shares of common stock repurchased on the open market will not be added back to the shares of common stock available for issuance under the 2023 Plan.

Rationale for Share Increase

The 2023 Plan is critical to our ongoing effort to build shareholder value. Equity incentive awards are an important component of our executive and non-executive employees’ compensation. Our Compensation/Stock Option Committee and the Board believe that we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success.

We manage our long-term shareholder dilution by limiting the number of equity incentive awards granted annually. We also reduce share dilution by repurchasing Cognex stock on the open market. In 2022, we repurchased approximately $204 million of Cognex common stock and our equity-based awards consisted of only 1.26% of our average outstanding shares. As a result of these efforts, the number of outstanding shares has decreased by about 0.3% from 2014 to 2022 (disregarding the impact of stock splits effected through the issuance of stock dividends). We intend to continue to actively manage our use of shares each year. The Compensation/Stock Option Committee carefully monitors our annual net burn rate, total dilution and equity expense in order to maximize shareholder value by granting only the number of equity incentive awards that it believes are necessary and appropriate to attract, reward and retain our employees. Our compensation philosophy reflects broad-based eligibility for equity incentive awards for high performing employees. By doing so, we link the interests of those employees with those of our shareholders and motivate our employees to act as owners of the business.

Burn rate

The following table sets forth information regarding historical awards granted and earned for the 2020 through 2022 period, and the corresponding burn rate, which is defined as the number of shares subject to equity-based awards granted in a year divided by the weighted average number of shares of common stock outstanding for that year, for each of the last three fiscal years:

Share Element	2020	2021	2022
Stock Options Granted	1,245,250	563,729	1,418,695
Time-Based Full-Value Awards Granted	446,460	334,786	715,081
Performance-Based Full-Value Awards Granted (1)	—	—	33,078
Total Awards Granted	1,691,710	898,515	2,166,854
Weighted average common shares outstanding during the fiscal year	173,489,000	176,463,000	173,407,000
Annual Burn Rate	0.98%	0.51%	1.25%
Three-Year Average Burn Rate	1.52%	1.11%	0.91%

(1)	Reflects the target number of Performance-Based Full-Value Awards granted in the applicable year.

Our Compensation/Stock Option Committee determined the size of reserved pool under the 2023 Plan based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees, and an assessment of the magnitude of increase that our institutional investors and the firms that advise them would likely find acceptable. We anticipate that if our request to increase the share reserve is approved by our shareholders, it will be sufficient to provide equity incentives to attract, retain, and motivate employees for the next three years.

Summary of the 2023 Plan

The following description of certain features of the 2023 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2023 Plan, which is attached hereto as Appendix A.

Administration. The 2023 Plan will be administered by the Board or the Compensation/Stock Option Committee, referred to in the 2023 Plan as the “Administrator.” The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2023 Plan. The Administrator may delegate to a committee consisting of one or more officers of the company the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, subject to certain limitations and guidelines.

Eligibility; Plan Limits. All full-time and part-time officers, employees, non-employee directors and consultants are eligible to participate in the 2023 Plan, subject to the discretion of the Administrator. As of December 31, 2022, approximately 2,352 individuals would have been eligible to participate in the 2023 Plan had it been effective on such date, which includes 5 executive officers, approximately 2,338 employees who are not executive officers, 6 non-employee directors and approximately 3 consultants. There are certain limits on the number of awards that may be granted under the 2023 Plan. For example, no more than 8,100,000 shares of common stock may be granted in the form of incentive stock options.

Director Compensation Limit. The 2023 Plan provides that the value of all awards awarded under the 2023 Plan and all other cash compensation paid by the company to any non-employee director in any calendar year shall not exceed $750,000.

Minimum Vesting Period. The minimum vesting period for each equity award granted under the 2023 Plan must be at least one year, provided (1) that up to 5% of the shares authorized for issuance under the 2023 Plan may be utilized for unrestricted stock awards or other equity awards with a minimum vesting period of less than one year and (2) annual awards to non-employee directors that occur in connection with the company’s annual meeting of shareholders may vest on the date of the company’s next annual meeting of shareholders. In addition, the Administrator may grant equity awards that vest within one year (i) if such awards are granted as substitute awards in replacement of other awards (or awards previously granted by an entity being acquired (or assets of which are being acquired)) that were scheduled to vest within one year or (ii) if such awards are being granted in connection with an elective deferral of cash compensation that, absent a deferral election, otherwise would have been paid to the grantee within the one year.

Stock Options. The 2023 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the 2023 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants. The option exercise price of each option will be determined by the Administrator. Except in the case of options (i) granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) granted to individuals who are not subject to U.S. income tax on the date of grant or (iii) that are compliant with Section 409A of the Code, the exercise price of an option may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be determined by reference to the price of the shares of common stock on NASDAQ. The exercise price of an option may not be reduced after the date of the option grant without shareholder approval, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Administrator in circumstances involving the optionee’s death or disability, or in connection with a “sale event” (as defined in the 2023 Plan). In general, unless otherwise permitted by the Administrator, no option granted under the 2023 Plan is transferable by the optionee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Administrator or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee and that are not subject to risk of forfeiture. Subject to applicable law, the exercise price may also be delivered to the company by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, non-qualified options may be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights. The Administrator may award stock appreciation rights subject to such conditions and restrictions as the Administrator may determine. Stock appreciation rights entitle the recipient to shares of common stock or cash equal to the value of the appreciation in the stock price over the exercise price. The exercise price may not be less than the fair market value of the common stock on the date of grant. The term of a stock appreciation right may not exceed ten years.

Restricted Stock. The Administrator may award shares of common stock to participants subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period. During the vesting period, restricted stock awards may be credited with dividends (but dividends shall accrue and shall not be paid unless and until the related restricted stock award vests).

Restricted Stock Units. The Administrator may award restricted stock units to participants. Restricted stock units are ultimately payable in the form of shares of common stock or cash subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the company through a specified vesting period. In the Administrator’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a restricted stock unit award, subject to the participant’s compliance with the procedures established by the Administrator and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.

Unrestricted Stock Awards. The Administrator may also grant shares of common stock that are free from any restrictions under the 2023 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Dividend Equivalent Rights. The Administrator may grant dividend equivalent rights to participants, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights granted as a component of another award (other than a stock option or stock appreciation right) may be paid only if the related award becomes vested. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

Cash-Based Awards. The Administrator may grant cash bonuses under the 2023 Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals.

Change of Control Provisions. In the event of a “sale event,” as defined in the 2023 Plan, awards under the 2023 Plan may be assumed, continued or substituted. In the event that awards are not assumed, continued or substituted, except as otherwise provided by the Administrator in the award agreement, upon the effective time of the sale event, the Plan and all awards will terminate. In the event of such termination, (i) each grantee shall be permitted, within a specified period of time prior to the consummation of sale event, to exercise all outstanding options and stock appreciation rights (to the extent then exercisable) held by such grantee or (ii) the company may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the difference between the per share consideration and the exercise price of the options or stock appreciation rights (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration, such option or stock appreciation right shall be cancelled for no consideration). The Administrator shall also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share cash consideration multiplied by the number of vested shares under such awards.

Adjustments for Stock Dividends, Stock Splits, Etc. The 2023 Plan requires the Administrator to make appropriate adjustments to the number of shares of common stock that are subject to the 2023 Plan, to certain limits in the 2023 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding. Participants in the 2023 Plan are responsible for the payment of any federal, state or local taxes that the company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The Administrator may require that tax withholding obligations satisfied by withholding shares of common stock to be issued pursuant to exercise or vesting. The Administrator may also require the company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to the company in an amount that would satisfy the withholding amount due.

Amendments and Termination. The Board of Directors may at any time amend or discontinue the 2023 Plan and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of NASDAQ, any amendments that materially change the terms of the 2023 Plan will be subject to approval by our shareholders. Amendments shall also be subject to approval by our shareholders if and to the extent determined by the Administrator to be required by the Code to preserve the qualified status of incentive options.

Effective Date of Plan.    The 2023 Plan was approved by our Board on February 15, 2023. Awards of incentive options may be granted under the 2023 Plan until February 15, 2033. No other awards may be granted under the 2023 Plan after the date that is ten years from the date of shareholder approval.

New Plan Benefits

Because the grant of awards under the 2023 Plan is within the discretion of the Administrator, the company cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the 2023 Plan.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the 2023 Plan. It does not describe all federal tax consequences under the 2023 Plan, nor does it describe state or local tax consequences.

Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. The company generally will be entitled to a tax deduction in connection with other awards under the 2023 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions. Under Section 162(m) of the Code, the company’s deduction for awards under the 2023 Plan may be limited to the extent that any “covered employee” (as defined in Section 162(m) of the Code) receives compensation in excess of $1 million a year.

Equity Compensation Plan Information

The following table provides information as of December 31, 2022 regarding shares of common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted Average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a)) (c)
Equity compensation plans approved by security holders (1)	9,768,759	(2)	$44.69	13,746,000	(3)
Equity compensation plans not approved by security holders (1)	—	(4)	$—	—
Total	9,768,759		$44.69	13,746,000

(1)	All references made to share or per share amounts have been adjusted to reflect the two-for-one stock split which occurred in the fourth quarter of 2017.
(2)	Includes shares to be issued upon exercise of outstanding options under the 2007 Plan, and subsequent to shareholder approval, the 2001 Plan.
(2)	Includes shares remaining available for future issuance under the 2007 Plan and the 2001 Plan.
(3)	Includes shares to be issued upon the exercise of outstanding options granted prior to shareholder approval under the 2001 Plan.

The 2001 General Stock Option Plan was originally adopted by the Board of Directors in December 2001 without shareholder approval. In December 2011, this plan received shareholder approval for an amendment and restatement of the plan. This plan provides for the granting of nonqualified stock options and incentive stock options to any employee who is actively employed by the company and is not an officer or director of the company. The maximum number of shares of common stock available for grant under this plan is 38,440,000 shares. All option grants must have an exercise price per share that is no less than the fair market value per share of the company’s common stock on the grant date and must have a term that is no longer than ten years from the grant date. 31,852,747 stock options have been granted under the 2001 General Stock Option Plan.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COGNEX CORPORATION 2023 STOCK OPTION AND INCENTIVE PLAN.

PROPOSAL 3: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”) as Cognex’s independent registered public accounting firm to examine the consolidated financial statements of Cognex and its subsidiaries for the fiscal year ending December 31, 2023. Grant Thornton has served as Cognex’s independent registered public accounting firm since 2007. Although ratification by shareholders is not required by law or by our By-laws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of our company and its shareholders. If our shareholders do not ratify the selection of Grant Thornton, the Audit Committee will take that fact into consideration, together with such other factors as it deems relevant, in determining its next selection of an independent registered public accounting firm. A representative of Grant Thornton is expected to be present at our 2023 Annual Meeting of Shareholders, and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2023.

Fees Paid to Independent Registered Public Accounting Firm and Other Matters

The aggregate fees charged or expected to be charged by Grant Thornton and its affiliates for services rendered during 2021 and 2022 are as follows:

Type of Fee	2022	2021
Audit Fees	$1,238,023	$1,196,942
Audit-Related Fees	$—	$—
Tax Fees	$4,950	$2,104
All Other Fees	$—	$120,591

Audit Fees. These are fees for services rendered in connection with the audit of the annual financial statements included in our Annual Report on Form 10-K; the review of the financial statements included in our Quarterly Reports on Form 10-Q; the audit of our internal control over financial reporting; and for services that are normally provided by an independent auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or our company’s internal control over financial reporting.

Tax Fees. These are fees for tax compliance, planning and preparation, and tax consulting and advice.

All Other Fees. These are fees for any service not included in the first three categories, including the company’s ESG materiality assessment conducted by Grant Thornton in 2021.

Audit Committee’s Pre-Approval Policies

The Audit Committee pre-approves all auditing services and the terms of such services and non-audit services provided by Cognex’s independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent registered public accounting firm. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

The pre-approval requirement is waived with respect to the provision of non-audit services for Cognex if:

•

the aggregate amount of all such non-audit services provided to us constitutes not more than 5% of the total amount of fees paid by us to the independent registered public accounting firm during the fiscal year in which such non-audit services were provided;

•	those services were not recognized at the time of the engagement to be non-audit services; and

•

those services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee.

The Audit Committee approved all audit and audit-related services provided to Cognex by Grant Thornton during fiscal years 2021 and 2022. There were no non-audit services provided to Cognex by Grant Thornton for fiscal years 2021 and 2022 that required review by the Audit Committee.

PROPOSAL 4: EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

We are providing our shareholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. At our 2017 Annual Meeting, a majority of votes were cast in favor of holding annual say-on-pay votes. Based on these results, and consistent with the recommendation of the Board of Directors, we plan to continue to conduct an advisory vote on the compensation of our named executive officers on an annual basis, until the next advisory vote on the frequency of such say-on-pay votes, which will take place at this meeting.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the meeting:

“RESOLVED, that the compensation paid to Cognex’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Total compensation for our named executive officers consists primarily of salary, bonus and equity-based awards as well as other benefits which are also available to all Cognex employees generally. Salary and bonuses are viewed as short-term compensation to reward our named executive officers for meeting individual and company performance objectives, and stock option and restricted stock unit awards are viewed as a reward for increasing shareholder value and improving corporate performance over the long term. We also believe that stock option and restricted stock unit awards promote the retention of talented employees. Determinations with respect to compensation for a fiscal year are generally made in conjunction with our Board of Directors’ approval of Cognex’s annual budget for that year, which typically takes place at the end of the prior fiscal year.

The compensation philosophy and programs for our named executive officers are set forth under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS “SAY-ON-PAY” PROPOSAL.

The resolution that is the subject of this proposal is advisory in nature and, therefore, is not binding on Cognex, the Compensation/Stock Option Committee or our Board of Directors. However, the Compensation/Stock Option Committee intends to take the results of the vote on this proposal into account when considering future decisions regarding the compensation of our named executive officers.

PROPOSAL 5: FREQUENCY OF “SAY-ON-PAY” VOTES

Section 14A of the Exchange Act requires us to submit a non-binding, advisory resolution to shareholders at least once every six years to determine whether advisory votes on executive compensation, such as Proposal 4 of this proxy statement, should be held every one, two or three years. On April 27, 2017, the company held an Annual Meeting of Shareholders at which shareholders voted on, among other things, a non-binding proposal regarding the frequency of future say-on-pay votes. A majority of the votes cast on the frequency proposal were cast in favor of holding annual say-on-pay votes, and after considering the voting results, our Board of Directors decided to conduct an advisory vote on the compensation of our named executive officers on an annual basis until the next advisory vote on the frequency of such say-on-pay votes.

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs on an annual basis continues to be the most appropriate alternative for Cognex and, therefore, our Board recommends that shareholders approve continuing to hold the advisory vote on the compensation of our named executive officers every year. Most issuers hold votes every year, and this has been the Company’s practice for the past twelve years as described above. Our Board believes the annual vote gives the Board and the Compensation/Stock Option Committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from shareholders.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR AN ADVISORY VOTE ON EXECUTIVE COMPENSATION “EVERY YEAR” (BOX “1 YEAR” ON THE PROXY CARD).

On this proposal, shareholders may vote for one of the following alternatives: every year, every two years, every three years, or abstain. By selecting one of these alternatives, shareholders are voting to approve the alternative voted for (or abstain from this vote), and are not voting to approve or disapprove of the Board’s recommendation.

The vote on this proposal is advisory in nature and, therefore, is not binding on Cognex, the Compensation/Stock Option Committee or our Board of Directors. However, the Board of Directors and the Compensation/Stock Option Committee intend to take the results of the vote on this proposal into account when determining how frequently to submit advisory votes on executive compensation to our shareholders in the future. It is expected that the next vote on the frequency of advisory votes on executive compensation will occur at the 2029 Annual Meeting of Shareholders.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Cognex’s audited financial statements for the fiscal year ended December 31, 2022. The Audit Committee acts pursuant to a written charter. Each of the members of the Audit Committee qualifies as an “independent” Director under the applicable listing standards of Nasdaq and rules of the SEC.

The Audit Committee has reviewed and discussed Cognex’s audited financial statements with management. The Audit Committee has discussed with Grant Thornton, Cognex’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission. The Audit Committee has also received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Cognex’s audited financial statements be included in Cognex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

The foregoing report has been approved by all members of the Audit Committee.

AUDIT COMMITTEE*

Theodor Krantz, Chairman
Sachin Lawande
John T.C. Lee
Marjorie T. Sennett

*

Mr. Papadimitriou was appointed to the Audit Committee as of February 17, 2023. His name is not listed under the Audit Committee Report because he was not a member of the Audit Committee at the time of the Committee’s review of the Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

SHAREHOLDER PROPOSALS

Under regulations adopted by the SEC, any proposal submitted for inclusion in our proxy statement relating to our 2024 Annual Meeting of Shareholders must be received at our principal executive offices in Natick, Massachusetts on or before November 18, 2023. Our receipt of any such proposal from a qualified shareholder in a timely manner will not ensure its inclusion in the proxy material because there are other requirements in the proxy rules for such inclusion.

In addition to the SEC’s requirements regarding shareholder proposals, our By-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals regarding the election of Directors, are to be considered at the 2024 Annual Meeting of Shareholders, notice of them must be given by personal delivery or by U.S. mail, postage prepaid, to the Secretary of Cognex Corporation not later than the close of business on February 3, 2024 nor earlier than the close of business on January 3, 2024. However, in the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after the first anniversary of the preceding year’s annual meeting, such notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must set forth certain information concerning the shareholder making the proposal, the business or nominees for election subject to the proposal, and related information as described in our By-laws. Shareholders should refer to our By-Laws, as the same may be amended from time to time, with respect to the notice requirements, required information and other procedures for submitting a shareholder proposal, including a proposal with respect to the election of Directors.

In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Cognex’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 4, 2024. Shareholder proposals with respect to the election of Directors must also contain other information set forth in our By-laws. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals subject to the SEC’s rules governing the exercise of this authority. We suggest that any shareholder proposal be submitted by certified mail, return receipt requested.

OTHER MATTERS

Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

By Order of the Board of Directors,

Mark T. Fennell, Secretary

Natick, Massachusetts

March 17, 2023

APPENDIX A

COGNEX CORPORATION

2023 STOCK OPTION AND INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Cognex Corporation 2023 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Cognex Corporation (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The Plan is the successor to and continuation of the Prior Plans. As of the Effective Date, (i) no additional awards may be granted under the Prior Plans; (ii) the Prior Plans’ Available Reserve plus any Returning Shares will become available for issuance pursuant to Awards granted under this Plan; and (iii) all outstanding awards granted under the Prior Plans will remain subject to the terms of the applicable Prior Plan (except to the extent such outstanding awards result in Returning Shares that become available for issuance pursuant to Awards granted under this Plan). All Awards granted under this Plan will be subject to the terms of this Plan.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Minimum Vesting Period” means the one-year period following the date of grant of an Award.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Prior Plans” means the Cognex Corporation 2001 General Stock Option Plan and the Cognex Corporation 2007 Stock Option and Incentive Plan, as amended and restated.

“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Returning Shares” means shares subject to outstanding stock awards granted under the Prior Plans and that following the Effective Date are not issued because such stock award is forfeited, canceled or otherwise terminated (other than by exercise). For the avoidance of doubt, the following shares shall not be treated as Returning Shares: (i) shares subject to outstanding stock awards granted under the Prior Plans that are tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding; and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Service Relationship” means any relationship as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).

“Stock” means the Common Stock, par value $.002 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Administration of Plan. The Plan shall be administered by the Administrator.

(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award in circumstances involving the grantee’s death or disability, or in connection with a Sale Event;

(vi) subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and

(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d) Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(e) Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f) Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

(g) Minimum Vesting Period. The vesting period for each Award granted under the Plan must be at least equal to the Minimum Vesting Period; provided, however, nothing in this Section 2(g) shall limit the Administrator’s authority to accelerate the vesting of Awards as set forth in Section 2(b)(v) above; and, provided further, notwithstanding the foregoing, up to 5% of the shares of Stock authorized for issuance under the Plan may be utilized for Unrestricted Stock Awards or other Awards with a vesting period that is less than the Minimum Vesting Period (each such Award, an “Excepted Award”). Notwithstanding the foregoing, in addition to Excepted Awards, the Administrator may grant Awards that vest (or permit previously granted Awards to vest) within the Minimum Vesting Period (i) if such Awards are granted as substitute Awards in replacement of other Awards (or awards previously granted by an entity being acquired (or assets of which are being acquired)) that were scheduled to vest within the Minimum Vesting Period or (ii) if such Awards are being granted in connection with an elective deferral of cash compensation that, absent a deferral election, otherwise would have been paid to the grantee within the Minimum Vesting Period.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTIONS

(a) Stock Issuable. Subject to adjustment as provided in this Section 3, the maximum number of shares of Stock reserved and available for issuance under the Plan shall be the sum of (i) 8,100,000 (eight million one hundred thousand) shares, plus (ii) the number of Returning Shares, if any, as such shares become available from time to time. For purposes of this limitation, the shares of Stock underlying any awards under the Plan that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that no more than 8,100,000 (eight million one hundred thousand) shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. Notwithstanding the foregoing, no adjustment shall be made under this Section 3(b) if the Administrator determines that such action could cause any Award to fail to satisfy the conditions of any applicable exception from the requirements of Section 409A or otherwise could subject the grantee to the additional tax imposed under Section 409A in respect of an outstanding Award or constitute a modification, extension or renewal of an Incentive Stock Option within the meaning of Section 424(h) of the Code. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(c) Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. Awards include Awards that vest on a particular date or dates and Awards that vest upon the achievement of pre-established performance goals or objectives. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.

(d) Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

(e) Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year shall not exceed $750,000. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such employees, Non-Employee Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company has determined that such Awards are exempt from or otherwise comply with Section 409A.

SECTION 5. STOCK OPTIONS

(a) Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) the Stock Option is otherwise compliant with Section 409A.

(c) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:

(i) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii) Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the

Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv) With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6. STOCK APPRECIATION RIGHTS

(a) Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b) Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(c) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock

Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7. RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.

(b) Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that any dividends paid by the Company during the vesting period shall accrue and shall not be paid to the grantee until and to the extent the shares of Restricted Stock Award have vested. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c) Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8. RESTRICTED STOCK UNITS

(a) Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b) Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c) Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(d) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 9. UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. Subject to Section 2(g) of the Plan, the Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10. CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11. DIVIDEND EQUIVALENT RIGHTS; DIVIDENDS

(a) Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Subject to the last sentence of this Section 11(a), dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. Notwithstanding anything herein to the contrary, a Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

(c) Prohibition on Dividends on Unvested Awards. For the avoidance of doubt, in no event shall any dividends or Dividend Equivalent Rights be paid with respect to the unvested portion of an Award unless or until such unvested portion of an Award has vested.

SECTION 12. TRANSFERABILITY OF AWARDS

(a) Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.

(c) Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 13. TAX WITHHOLDING

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock. The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

SECTION 14. SECTION 409A AWARDS

Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 15. TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.

(a) Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.

(b) For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:

(i) a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or

(ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 16. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or 3(c), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash or other Awards. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).

SECTION 17. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18. GENERAL PROVISIONS

(a) No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b) Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c) Stockholder Rights. Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f) Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

SECTION 19. EFFECTIVE DATE OF PLAN

This Plan shall become effective upon stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 20. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS: February 15, 2023

DATE APPROVED BY STOCKHOLDERS:

MMMMMMMMMMMM MMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! MR A SAMPLE You may vote online or by phone instead of mailing this card. DESIGNATION (IF ANY) Votes submitted electronically must be ADD 1 ADD 2 received by 1:00 a.m., EDT, on May 3, 2023. ADD 3 ADD 4 MMMMMMMMM ADD 5 Online ADD 6 Go to www.envisionreports.com/CGNX or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.envisionreports.com/CGNX 2023 Annual Meeting of Shareholders Proxy Card 1234 5678 9012 345 qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q The Board of Directors recommends a vote FOR the nominees listed in Proposal 1, FOR Proposals 2, 3 and 4 and for every 1 YEAR on Proposal 5. A Election of Directors + 1. Nominees: Nominated for a term ending in 2026: For Against Abstain For Against Abstain 01—Angelos Papadimitriou 02—Dianne M. Parrotte Nominated for a term ending in 2025: For Against Abstain 03—John T.C. Lee For Against Abstain For Against Abstain 2. To approve the Cognex Corporation 2023 Stock Option and 3. To ratify the selection of Grant Thornton LLP as our Incentive Plan. independent registered public accounting firm for fiscal year 2023. 1 Year 2 Years 3 Years Abstain 4. To approve, on an advisory basis, the compensation of Cognex’s 5. To recommend, by non-binding vote, the frequency of named executive officers, as described in the proxy statement shareholder votes on executive compensation. including the Compensation Discussion and Analysis, compensation tables and narrative discussion (“say-on-pay”). B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890                J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMM 1UPX 567859 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 03RAXB

2023 Annual Meeting of Shareholders Admission Ticket 2023 Annual Meeting of Cognex Corporation Shareholders May 3, 2023 at 9:00 a.m. Local Time Cognex Corporation One Vision Drive Natick, Massachusetts Upon arrival, please present this admission ticket and photo identification at the registration desk. DIRECTIONS TO COGNEX CORPORATION From Route 90 (Mass Turnpike): One Vision Drive •    Take Exit 117 (Natick—Route 30) Natick, MA 01760 •    Follow left ramp towards Natick (Route 30 East) •    Follow signs to Route 9 East Please note: Guest parking is available in front of the building. •    Follow “From Route 9 East” From Boston and Logan Airport: From Route 9 West: •    Merge onto Route 90 West (Mass Turnpike) toward Worcester •    Follow Route 9 West •    Take Exit 123A (I-95/Route 128) toward Providence •                Look for an Audi dealership on your right as you head up a hill. At the crest of that •    Follow “From Route 128 (I-95)”                hill, Vision Drive is 0.1 miles past Wethersfield Rd. Cognex is on the left of Vision Drive. From Route 128 (I 95): From Route 9 East: •    Take Exit 36B (Route 9 West) toward Framingham/Worcester •    Follow Route 9 East •    Follow “From Route 9 West” •    Make U-turn at the left lane U-turn signal near Natick McDonald’s •    Follow “From Route 9 West” From Route 495: •    Take Exit 58 Route 90 East (Mass Turnpike) toward Boston •    Follow “From Route 90 (Mass Turnpike)” Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CGNX qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Cognex Corporation + Notice of 2023 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 3, 2023 Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting of Shareholders to be held on May 3, 2023: The proxy statement and annual report to shareholders are available at: www.envisionreports.com/CGNX. The undersigned hereby appoints Robert J. Willett and Mark T. Fennell, and each of them, with full power of substitution, as proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2023 Annual Meeting of Shareholders of Cognex Corporation to be held on May 3, 2023 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the shares represented by this proxy will be voted FOR the election of the nominees listed on the reverse side for the Board of Directors, FOR Proposals 2, 3 and 4 and for every 1 YEAR on Proposal 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. +